UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 4, 2018 (August 29, 2018)

MAIDEN HOLDINGS, LTD.
 (Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-34042 (Commission File Number)	98-0570192 (IRS Employer Identification No.)

94 Pitts Bay Road, Pembroke HM08, Bermuda

(Address of principal executive offices and zip code)

(441) 298-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreements.
 On August 31, 2018, Maiden Holdings, Ltd. (the “Company”) announced that its subsidiary, Maiden Holdings North America, Ltd. (“MHL”), entered into a Master Transaction Agreement, dated as of August 31, 2018 (the “Transaction Agreement”), with Enstar Holdings (US) LLC and Enstar Group Limited (together, “Enstar”), pursuant to which MHL agreed, among other things, to sell, and Enstar agreed to purchase, all of the capital stock of MHL’s subsidiary Maiden Reinsurance North America, Inc. (“MRNA”), the entity that conducts the Company’s U.S. reinsurance business.
Pursuant to and subject to the terms of the Transaction Agreement, (i) MHL will sell, and Enstar will purchase, all of the capital stock of MRNA (the “MRNA Sale”), (ii) Cavello Bay Reinsurance Limited, Enstar’s Bermuda reinsurance affiliate (“Cavello”), and Maiden Reinsurance Ltd., the Company’s Bermuda reinsurance affiliate (“Maiden Re”), will enter into a novation agreement and a retrocession agreement pursuant to which certain assets and liabilities associated with the Company’s U.S. treaty reinsurance business held by Maiden Re will be novated or retroceded to Cavello in exchange for a ceding commission, and (iii) Maiden Re will provide Enstar with a reinsurance cover for loss reserve development $100.0 million in excess of the net loss and loss adjustment expenses recorded as of June 30, 2018, up to a maximum $25.0 million.
The purchase price for the MRNA Sale is $307.5 million payable in cash, which amount is net of the ceding commission referred to above and subject to certain closing adjustments. The transactions contemplated by the Transaction Agreement are expected to close in the late fourth quarter of 2018. Consummation of the MRNA Sale is subject to customary closing conditions, including: (i) the approval of certain governmental authorities, including (a) the Missouri Department of Insurance, Financial Institutions and Professional Registration and (b) the Bermuda Monetary Authority, (ii) the absence of certain legal prohibitions, (iii) the accuracy at closing of the parties respective representations and warranties in the Transaction Agreement, (iv) the material compliance by the parties with their respective covenants in the Transaction Agreement, and (v) delivery at closing of the closing documents specified in the Transaction Agreement.
Each of MHL and Enstar provided customary representations and warranties and covenants in the Transaction Agreement. MHL has agreed to indemnify Enstar and certain of its related persons for certain losses resulting from a breach by MHL of certain of its representations, warranties and covenants contained in the Transaction Agreement, subject to limitations described in the Transaction Agreement. Enstar has agreed to indemnify MHL and certain of its related persons for certain losses resulting from a breach by Enstar of certain of its representations, warranties and covenants contained in the Transaction Agreement, subject to limitations described in the Transaction Agreement.
The Transaction Agreement contains customary termination rights for each of MHA and Enstar, including the right of each party to terminate the Transaction Agreement if the MRNA Sale has not been consummated on or prior to August 31, 2019. The foregoing description of the Transaction Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Transaction Agreement, which is attached as Exhibit 2.1 and is incorporated in this summary by reference.
The Transaction Agreement contains representations, warranties and covenants by the parties thereto. Those representations, warranties and covenants were made solely for the purpose of the Transaction Agreement and solely for the benefit of the parties thereto and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Transaction Agreement by disclosures that were made to the other party in connection with the negotiation of the Transaction Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws;

•	were made only as of the date of the Transaction Agreement or such other date or dates as may be specified in the Transaction Agreement; and

•
it is the intent of the parties to the Transaction Agreement that no person other than a party to the Transaction Agreement to whom a representation, warranty or covenant is provided will rely on such representation warranty or covenant.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
In anticipation of her separation from the Company, expected to occur on March 1, 2019 but subject to earlier termination as determined by the Company (the “Termination Date”), Karen L. Schmitt and the Company entered into a Separation Agreement and First General Release on August 28, 2018 (the “Schmitt Separation Agreement”). The Schmitt Separation Agreement provides that until the Termination Date, Ms. Schmitt will be employed as an Executive Vice President of the Company, and will provide services and assistance to the Company during, and in connection with, the transition of the role of Chief Financial Officer as well as to provide advice and counsel to the new CEO and as of the Termination Date, Ms. Schmitt will also resign from any director positions she holds with the Company or its affiliates and any fiduciary positions she holds with respect to pension plans or trusts established by the Company or its affiliates.  Pursuant to the Schmitt Separation Agreement, Ms. Schmitt (i) will continue to receive salary and benefits consistent with those applicable prior to her prior to the entry into the Schmitt Separation Agreement through her Termination Date, and, if the Company elects a Termination Date that is prior to March 1, 2019, then Ms. Schmitt will be entitled to a severance in an amount that is equal to the salary and value of benefits that would have been payable to her under the Schmitt Separation Agreement had she remained employed through March 1, 2019, (ii) will receive a lump-sum payment of $3,325,000, payable $2,000,000 on August 31, 2018 and $1,325,000 within a week following the effective date of a second release of claims that Ms. Schmitt has agreed to provide (the “Second Release”), which is expected to be entered into on or around the Termination Date, (iii) will be entitled to exercise her outstanding, vested stock options through their ten-year expiration date, provided that, following receipt of a valuation by the Company, Ms. Schmitt may elect to receive a payment in respect of her vested stock options, (iv) will be entitled to reimbursement of up to $15,000 for moving expenses related to Ms. Schmitt’s relocation to Bermuda, and (v) will receive payment of accrued obligations (including a payment for accrued but unused paid time off).  The Company will also pay tax preparation fees for the 2018 and 2019 fiscal years and a gross-up to Ms. Schmitt for certain tax liabilities that may be incurred (such benefits, along with those described in clauses (i)-(iv) of the preceding sentence, the “Schmitt Separation Benefits”).
Pursuant to the Schmitt Separation Agreement, the Company and Ms. Schmitt have agreed to a release of claims, and Ms. Schmitt has agreed to execute the Second Release and has waived any other rights or amounts payable to her, including pursuant to outstanding awards under the Company’s Long Term Incentive Plan. In order to be entitled to the Schmitt Separation Benefits, Ms. Schmitt must not revoke the Separation Agreement or, as applicable, the Second Release prior to the effective date of such agreements. Ms. Schmitt will continue to be bound by the restrictive covenants in her employment agreement and all other employee policies through the Termination Date, and thereafter, certain restrictive covenants included in the Schmitt Separation Agreement , including with respect to intellectual property and non-solicitation.

Item 8.01    Other Events

Renewal Rights Agreement
On August 29, 2018, the Company announced that it had entered into a Renewal Rights Agreement, dated as of August 29, 2018, with Transatlantic Reinsurance Company (“TransRe”), pursuant to which the Company agreed to sell, and TransRe agreed to purchase, MRNA’s rights to: (i) renew MRNA’s treaty reinsurance agreements (the “Subject Reinsurance Agreements”) upon their expiration or cancellation, (ii) solicit renewals of and replacement coverages for the Subject Reinsurance Agreements and (iii) replicate and use the products and contract forms used in MRNA’s business. The sale was consummated on August 29, 2018.
Press Releases
On August 29, 2018 and August 31, 2018, the Company issued the press releases attached hereto as Exhibit 99.1 and 99.2, respectively, announcing the Renewal Rights Agreement and the transactions contemplated thereby and the Transaction Agreement and the transactions contemplated thereby, respectively, each of which is incorporated by reference herein.
Item 9.01          Exhibits.
(d)           Exhibits

Exhibit
No.	Description
2.1*	Master Transaction Agreement, dated as of August 31, 2018, by and among Maiden Holdings North America, Ltd., Enstar Holdings (US) LLC and Enstar Group Limited.
99.1	Press Release, dated August 29, 2018, issued by Maiden Holdings, Ltd.
99.2	Press Release, dated August 31, 2018, issued by Maiden Holdings, Ltd.
___________________________
* Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to supplementally furnish to the SEC upon request any omitted schedule or exhibit to the Master Transaction Agreement or the Renewal Rights Agreement, as applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 4, 2018	MAIDEN HOLDINGS, LTD.

		By:	/s/ Lawrence F. Metz
Lawrence F. Metz
President and Chief Executive Officer

Exhibit 2.1

MASTER TRANSACTION AGREEMENT
by and among
ENSTAR HOLDINGS (US) LLC
ENSTAR GROUP LIMITED
(solely for purposes of Section 10.13)
and
MAIDEN HOLDINGS NORTH AMERICA, LTD.
Dated as of August 31, 2018

Table of Contents
Page
ARTICLE I

DEFINITIONS

Section 1.1	Definitions

Section 1.2	Rules of Construction
ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1	Purchase and Sale

Section 2.2	Purchase Price

Section 2.3	Closing

Section 2.4	Closing Deliveries

Section 2.5	Withholding

Section 2.6	Closing Purchase Price

Section 2.7	Purchase Price Adjustment

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLER

Section 3.1	Organization and Qualification of Seller

Section 3.2	Authority; Non-Contravention; Approvals

Section 3.3	Capital Stock of the Company

Section 3.4	Corporate Organization of the Company

Section 3.5	Taxes

Section 3.6	Financial Statements

Section 3.7	Undisclosed Liabilities

Section 3.8	Absence of Certain Changes, Events and Conditions

Section 3.9	Labor Relations

Section 3.10	Compliance with Laws

Section 3.11	Litigation, Arbitration and Proceedings

Section 3.12	Permits

Section 3.13	Contracts and Other Agreements

Section 3.14	Intellectual Property

Section 3.15	Real Property

Section 3.16	Reinsurance Matters

Section 3.17	Employee Benefits and Related Matters

Section 3.18	Environmental Laws

Section 3.19	Brokers

Section 3.20	Anti-Money Laundering, OFAC and Anti-Bribery Compliance

Section 3.21	Transactions with Affiliates

Section 3.22	Actuarial Memoranda and Reserves

Section 3.23	Producers

Section 3.24	Sufficiency of Assets

Section 3.25	Books and Records
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1	Organization and Qualification of Purchaser and Purchaser Parent

Section 4.2	Authority; Non-Contravention; Approvals

Section 4.3	Sufficient Funds

Section 4.4	Brokers

Section 4.5	Investment Intent

Section 4.6	Litigation, Arbitration and Proceedings
ARTICLE V

COVENANTS

Section 5.1	Conduct of the Business

Section 5.2	Estimation of Loss Ratios

Section 5.3	Access to Information

Section 5.4	Reasonable Best Efforts

Section 5.5	Notification

Section 5.6	Employee Matters

Section 5.7	Public Announcements

Section 5.8	Further Assurances; Post-Closing Cooperation

Section 5.9	Interim Financial Statements and Financial Statement Cooperation

Section 5.10	Resignations

Section 5.11	Consultation

Section 5.12	No Solicitation

Section 5.13	Intercompany Balances

Section 5.14	Maiden Name
ARTICLE VI

CONDITIONS

Section 6.1	Conditions to Purchaser’s Obligations

Section 6.2	Conditions to Seller’s Obligations
ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1	Survival of Representations, Warranties, Covenants and Agreements

Section 7.2	Indemnification of Purchaser

Section 7.3	Indemnification of Seller

Section 7.4	Effect of Materiality Qualifier

Section 7.5	Limitations

Section 7.6	Method of Asserting Claims

Section 7.7	Character of Indemnity Payments

Section 7.8	Treatment of Tax Benefits

Section 7.9	Reservation of Rights

Section 7.10	Exclusive Remedy
ARTICLE VIII

TAXES

Section 8.1	Tax Indemnity

Section 8.2	Post-Closing Tax Matters

Section 8.3	Transfer Taxes

Section 8.4	Tax Sharing Agreements

Section 8.5	Certain Elections

Section 8.6	Overlap
ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.1	Termination

Section 9.2	Effect of Termination

ARTICLE X

MISCELLANEOUS

Section 10.1	Notices

Section 10.2	Entire Agreement

Section 10.3	Expenses

Section 10.4	Waiver

Section 10.5	Amendment

Section 10.6	No Third Party Beneficiary

Section 10.7	Assignment; Binding Effect

Section 10.8	CONSENT TO JURISDICTION; SERVICE OF PROCESS; NO JURY TRIAL

Section 10.9	Specific Performance

Section 10.10	Invalid Provisions

Section 10.11	Governing Law

Section 10.12	Counterparts

Section 10.13	Purchaser Parent Guarantee

EXHIBITS

Exhibit A        Transaction Balance Sheet
Exhibit B        Terms of Novation Agreement
Exhibit C        Terms of Retrocession Agreement
Exhibit D        Form of Transition Services Agreement

Exhibit E	Investment Guidelines
Exhibit F        Terms of Excess Loss Agreement

MASTER TRANSACTION AGREEMENT
This MASTER TRANSACTION AGREEMENT, dated as of August 31, 2018, is made by and among Enstar Holdings (US) LLC, a Delaware limited liability company (“Purchaser”), Enstar Group Limited, a Bermuda corporation (“Purchaser Parent”) and Maiden Holdings North America, Ltd., a Delaware corporation (“Seller” and, together with Purchaser, and, solely for the purposes of Section 10.13, Purchaser Parent, the “Parties”).
RECITALS
WHEREAS, Seller is the sole record and beneficial owner of all of the 20,000 authorized and outstanding shares of common stock (the “Shares”) of Maiden Reinsurance North America, Inc., a reinsurance company domiciled in the State of Missouri (the “Company”);
WHEREAS, the Shares represent all of the outstanding capital stock of the Company;
WHEREAS, the Company is engaged in the business of property & casualty reinsurance;
WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement and enter into related reinsurance and novation transactions; and
WHEREAS, Purchaser Parent wishes to guarantee certain obligations of Purchaser set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Purchaser Parent agree as follows:

ARTICLE I

DEFINITIONS
Section 1.1 Definitions.
(a) As used in this Agreement, the following terms shall have the following meanings:
“2008 Affiliate Reinsurance Agreement” means the Treaty Reinsurance Agreement by and between the Company and Maiden Re, effective as of December 23, 2008.
“2017 Affiliate Reinsurance Agreement” means the Treaty Reinsurance Agreement by and between the Company and Maiden Re, effective as of January 1, 2017.

“2012 ADC Contract” means Addendum No. 4 to the 2008 Affiliate Reinsurance Agreement.
“Action” means any civil, criminal, administrative or other claim, action, suit, litigation, arbitration hearing, charge, complaint, demand, notice or other similar proceeding, in each case by or before any Governmental Authority or arbitral body.
“Actuarial Memoranda” has the meaning set forth in Section 3.22(a).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, when used in reference to Maiden Holdings, Ltd. and its subsidiaries (including the Company, Seller and Maiden Re) Affiliate does not include AmTrust Financial Services, Inc. and its subsidiaries or National General Holdings Corp. and its subsidiaries, except for purposes of Section 5.13.
“Affiliate Reinsurance Agreements” means, collectively, the 2008 Affiliate Reinsurance Agreement and the 2017 Affiliate Reinsurance Agreement.
“Agreement” means this Master Transaction Agreement, together with the Exhibits and Schedules attached hereto, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule.
“Annual Statements” has the meaning set forth in Section 3.6(b).
“Balance Sheet Rules” means GAAP, subject to the exclusion of notes and to normal year-end adjustments, applied consistently with the presentation of the combined balance sheet set forth in the right column of the Transaction Balance Sheet, except as set forth in the footnotes thereto; provided, however, (a) for purposes of preparing the Estimated Closing Balance Sheet and the Closing Date Balance Sheet and (b) for calculating Estimated Closing Shareholders’ Equity, Closing Date Shareholders’ Equity and Final Closing Shareholders’ Equity (i) reserve strengthening or releases for loss and loss adjustment expenses and related movements in ceded reinsurance recoverable balances as recorded in the Transaction Balance Sheet as of June 30, 2018, shall be excluded from the Estimated Closing Shareholders’ Equity, Closing Date Shareholders’ Equity and Final Closing Shareholders’ Equity; and (ii) unearned premiums of the Company will be earned after June 30, 2018 using the loss ratios set forth in the “Maiden Re Inforce Price Monitor” document contained in Section 1.1(a) of the Seller Disclosure Schedule.
“Base Purchase Price” has the meaning set forth in Section 2.2.
“Books and Records” means originals or copies of all books and records (including documents and data), in whatever form maintained, in the possession or control of Seller or the Company to the extent that they pertain or relate to the Business, including all Permits held by the Company, all corporate records of the Company, statutory filings as required under applicable Law, administrative records, claim records, sales records, underwriting records, financial records, compliance records, complaint logs, litigation files and policy records related to the Reinsurance Contracts.
“Burdensome Condition” means any condition imposed by any Governmental Authority that would (a) materially and adversely restrict the operation of the Business or of the business of Purchaser or its Affiliates, (b) require Purchaser or any of its Affiliates to take any action that involves material divestiture of an existing business or (c) materially impair the overall benefit expected to be realized by Purchaser from the consummation of the transactions contemplated by this Agreement.
“Business” means the business and operations of the Company as conducted in the twelve (12) months immediately preceding the date hereof or at any time between the date hereof and the Closing, as applicable.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks located in Hamilton, Bermuda; the State of New York; or the State of Missouri are required or authorized by applicable Law to be closed.
“Business Material Adverse Effect” means a material adverse effect on or change to the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company; provided, however, the term “Business Material Adverse Effect” shall not include any such effect on or change to the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company relating to or arising from (a) changes in the economy or financial markets generally, including changes in the prices of securities, interest rates or currency exchange rates, (b) the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts, (c) changes in the economic, business, financial or regulatory environment generally affecting the industry in which the Company operates, (d) changes in any applicable Laws or applicable accounting regulations (including GAAP or SAP), (e) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (f) any failure by the Company or any of its Affiliates to meet any external or internal estimates, projections, budgets or expectations of the Company’s or any of its Affiliates’ revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure to the extent not otherwise excluded from the definition of “Business Material Adverse Effect” may be taken into account in determining whether there has been a Business Material Adverse Effect), (g) the announcement of the execution of this Agreement and the transactions contemplated hereby, (h) any action taken or not taken by the Company or its Affiliates, in each case, which is expressly required or prohibited by this Agreement, (i) any action taken or not taken by the Company or any of its Affiliates at the written request or direction of Purchaser or its Affiliates, (j) any change or announcement of a potential change or change in outlook (including any negative watch) in the financial strength or credit rating of the Company or any of its Affiliates or any of their respective securities (provided, that the facts or occurrences giving rise to or contributing to such change or announcement of a potential change to the extent not otherwise excluded from the definition of “Business Material Adverse Effect” may be taken into account in determining whether there has been a Business Material Adverse Effect) or (k) any change in reserves for Business underwritten on or prior to June 30, 2018; provided, further, with respect to the foregoing clauses (a) through (e), effects or changes that have had or would reasonably be expected to have a disproportionate adverse effect on the Company compared to other companies operating in the industry in which the Company operates will be considered for purposes of determining whether a Business Material Adverse Effect has occurred.
“Cavello Bay Re” means Cavello Bay Reinsurance Limited, a Bermuda company and an Affiliate of Purchaser.
“Closing” means the closing of the sale and purchase of the Shares and consummation of related transactions as contemplated by this Agreement.
“Closing Date” has the meaning set forth in Section 2.3.
“Closing Date Balance Sheet” has the meaning set forth in Section 2.7(a).
“Closing Date Shareholders’ Equity” has the meaning set forth in Section 2.7(a).
“Closing Purchase Price” has the meaning set forth in Section 2.2.
“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Recitals.
“Company Benefit Plan” means a Plan that provides compensation or employee benefits of any kind for or to Employees that the Company, or any ERISA Affiliate, sponsors, maintains or contributes to, or with respect to which the Company, or any ERISA Affiliate, has any liability, contingent or otherwise.
“Company Intellectual Property” means all Intellectual Property that is owned by the Company.
“Company IP Agreements” means all material licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration) relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, other than licenses for commercial off-the-shelf Software.
“Company IP Registrations” means Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 24, 2018, between Purchaser Parent and Maiden Holdings, Ltd.
“Contract” means, with respect to any Person, any agreement, contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture or any other agreement, commitment or legally binding arrangement, whether written or oral, to which such Person is a party or is otherwise subject or bound.
“Covered Taxes” means any Taxes (a) that are imposed on, allocated or attributable to or incurred or payable by or due with respect to the Company for any Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Closing Date on Taxes described in this clause (a), (b) imposed as a result of the Company having been a member of any consolidated, combined or affiliated group of companies for any Pre-Closing Tax Period pursuant to any provision of joint and several liability under Treasury Regulations Section 1.1502-6 and any corresponding or similar provision of state, local or foreign applicable Law, (c) imposed by reason of the Company having liability for Taxes of another Person arising under principles of transferee or successor liability as a result of events occurring before the Closing, (d) arising from or attributable to any inaccuracy in or breach of any representation or warranty made in Section 3.5(g), Section 3.5(i) and Section 3.5(j), without regard to any items disclosed against such representations in the Seller Disclosure Schedule or (e) arising from or attributable to any breach of any Tax covenant under this Agreement.
“Data Input Inaccuracies” means inaccuracies or omissions in (a) the inputting of factual data relating to the determination of claims reserves under the Reinsurance Contracts or (b) the coding, compilation or aggregation of such factual data.
“Delaware Courts” has the meaning set forth in Section 10.8.
“Designated Employee Date” means the earlier of (a) the date that is twenty (20) Business Days after the date hereof and (b) the date that Purchaser provides Seller with a list of Designated Employees pursuant to Section 5.6(a).
“Designated Employees” has the meaning set forth in Section 5.6(a).
“Direct Claim” has the meaning set forth in Section 7.6(c).
“Domiciliary Regulator” means the Missouri Department of Insurance, Financial Institutions and Professional Registration.
“Employees” means all current officers, directors, managers and employees of the Company or the other subsidiaries of Maiden Holdings Ltd. who, on any date of determination during fiscal year 2018, have provided the majority of their services to or for the benefit of the Business, including any such person who, on such date of determination, is on approved leave of absence or layoff or on salary continuation, sickness, accident, disability or military leave.

“Encumbrances” means any pledge, security interest, mortgage, lien, attachment, right of first refusal, option, covenant, condition or restriction, including any restriction on receipt of income or exercise of any other attribute of ownership, but excluding generally applicable restrictions contained in applicable insurance or securities Laws.
“Environmental Laws” means any applicable Law which relates to or otherwise imposes liability or standards of conduct concerning environmental protection, health and safety of persons, discharges, emissions, releases or threatened releases of any noises, odors or Hazardous Materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, any so-called “Superlien” law and any other similar federal, state or local Law.
“Environmental Permits” means all Permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person required at any particular time to be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6(a).
“Estimated Closing Shareholders’ Equity” has the meaning set forth in Section 2.6(b).
“Estimation Date” has the meaning set forth in Section 2.6(a).
“Excess Loss Agreement” means the agreement among Purchaser, Cavello Bay Re, Maiden Re and Maiden Holdings, Ltd., which will be prepared based on the terms attached hereto as Exhibit F.
“Final Closing Date Balance Sheet” has the meaning set forth in Section 2.7(c).
“Final Closing Shareholders’ Equity” has the meaning set forth in Section 2.7(c).
“Fundamental Representations” has the meaning set forth in Section 7.1(a).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any United States or Bermuda federal, state or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
“Guaranteed Obligations” has the meaning set forth in Section 10.13.
“Hazardous Material” means any (a) hazardous substance, toxic substance, hazardous waste or pollutant (as such terms are defined by or within the meaning of any Environmental Law), (b) material or substance which is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law, (c) petroleum, crude oil or fraction thereof, (d) asbestos-containing material, (e) polychlorinated biphenyls, (f) lead-based paint or (g) radioactive material.
“Hired Employee” has the meaning set forth in Section 5.6(a).
“Indemnified Party” means any Person claiming indemnification under any provision of Article VII.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Indemnity Threshold” has the meaning set forth in Section 7.5(a).
“Independent Accounting Firm” means PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP is unable or unwilling to serve, such other nationally recognized independent public accounting firm as shall be agreed by Seller and Purchaser in writing.
“Intellectual Property” means any and all United States and foreign rights in: (i) patents (including design patents, industrial designs and utility models) and patent applications (including reissues, divisions, renewals, provisionals, continuations, continuations-in-part and extensions); (ii) trademarks, service marks, trade names, Internet domain names, trade dress, logos, business and product names, slogans, tag-lines, social media usernames and other indicia of origin and any goodwill associated and symbolized therewith and registrations and applications to register or renew the registration of any of the foregoing; (iii) copyrights, works of authorship and registrations and applications to register or renew the registration of any of the foregoing; and (iv) the following, to the extent not registered Intellectual Property: (A) inventions, processes, methods, algorithms, models, tools, Software architectures, discoveries, techniques, designs, formulae, trade secrets and know-how and any confidential information related thereto; (B) rights in Software; (C) rights in datasets, databases and related documentation; and (D) all similar intellectual property rights and tangible embodiments of any of the foregoing.
“Interim Balance Sheet Date” means June 30, 2018.
“Interim Financial Statements” has the meaning set forth in Section 5.9(a).
“Investment Guidelines” means the Company’s investment guidelines for 2018, attached hereto as Exhibit E.
“IRS” means the United States Internal Revenue Service.
“IT Systems” means the hardware, Software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment owned, leased or licensed by the Company.
“Knowledge” means (i) with respect to Seller, the actual knowledge, after reasonable investigation, of those individuals listed in Section 1.1(b) of the Seller Disclosure Schedule and (ii) with respect to Purchaser, the actual knowledge, after reasonable investigation, of those individuals listed in Section 1.1(b) of the Purchaser Disclosure Schedule.
“Law” means any federal, state or local law, statute, ordinance, code, rule, regulation, administrative interpretation or principle of common law or equity imposed by or on behalf of a Governmental Authority and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction.
“Lease” means any lease, leasehold interest, sublease or license, including any amendment with respect thereto, pursuant to which the Company uses or holds any real property.
“Liabilities” means, with respect to any Person, any liability, damage, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, asserted or unasserted, executory, determined, determinable or otherwise.
“Losses” means any and all losses, damages, fines, fees, penalties, deficiencies, Liabilities, claims, demands, judgments, settlements, interest, awards and costs and expenses (including reasonable expenses of investigation and collection, reasonable attorneys’ fees and disbursements and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers) and any incidental, indirect or consequential damages, losses or liabilities, and any lost profits or diminution in value, whether or not involving a Third Party Claim.
“Maiden Re” means Maiden Reinsurance Ltd., an exempted Bermuda company.
“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.
“Material Contract” has the meaning set forth in Section 3.13(a).
“Money Laundering Laws” has the meaning set forth in Section 3.20.
“Motors Reinsurance Agreement” means the Portfolio Transfer and Quota Share Reinsurance Agreement, by and between Maiden Re (f/k/a Maiden Insurance Company, Ltd.) and Motors Insurance Corporation, dated as of October 31, 2008.
“Non-Surviving Representations” means the representations and warranties of the Parties contained in this Agreement that are not Fundamental Representations, Surviving Representations or Tax Representations or in any instrument delivered by the Parties pursuant to this Agreement not made with respect to a Fundamental Representation, Surviving Representations or a Tax Representation.
“Notice of Disagreement” has the meaning set forth in Section 2.7(b).
“Novation Agreement” means the novation agreement among Cavello Bay Re, Seller and Maiden Re, which will be prepared based on the terms attached hereto as Exhibit B.
“OFAC” has the meaning set forth in Section 3.20.
“Open Source Software” has the meaning set forth in Section 3.14(g).
“Parties” has the meaning set forth in the Preamble.
“Permit” means any license, permit, order, approval, consent, registration, membership, authorization or qualification under any applicable Law or with any Governmental Authority or under any industry or non-governmental self-regulatory organization.
“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges not yet due and payable or which are being contested in good faith and for which adequate accruals or reserves have been established on the Transaction Balance Sheet; (ii) mechanics’, carriers’, warehousemen’s, workers’ and other similar Encumbrances; (iii) easements, rights of way, building, zoning and other similar encumbrances or title defects and that do not materially impair the use of the underlying property in the ordinary course; (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (v) Encumbrances that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of the business of the Company and (vi) statutory Encumbrances arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings.
“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, trust, joint venture, other business entity or Governmental Authority.
“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit-sharing, retirement, stock bonus, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock or other equity-based arrangement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workers’ compensation or other insurance, severance, separation, termination, change of control, retention, collective bargaining or other employee benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Prime Rate” means the rate equal to the United States Prime Rate as published from time-to-time in the Eastern print edition of The Wall Street Journal.
“Privacy Statement” has the meaning set forth in Section 3.14(j).
“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person responsible for marketing or producing Reinsurance Contracts on behalf of the Company prior to the Closing.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Disclosure Schedule” has the meaning set forth in Article IV.
“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2.
“Purchaser Material Adverse Effect” means a material adverse effect on the enforceability of Purchaser’s obligations under this Agreement or Purchaser’s ability to perform its obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement without material delay.
“Purchaser Parent” has the meaning set forth in the Preamble.
“Quarterly Statements” has the meaning set forth in Section 3.6(b).
“Reinsurance Contracts” means all Contracts, treaties, facultative certificates, policies or other arrangements to which the Company is a party or by which the Company is bound or subject, providing for assuming or ceding of reinsurance, excess insurance or retrocession, including (a) all reinsurance policies, and retrocession agreements, in each case as such Contract, treaty, facultative certificate, policy or other arrangement may have been amended, modified or supplemented irrespective of how such arrangement is accounted for, (b) the Affiliate Reinsurance Agreements and (c) the 2012 ADC Contract.
“Representative” means, with respect to any Person, such Person’s directors, officers, employees, shareholders, partners, members, agents, advisors, consultants, attorneys, accountants, investment bankers and other representatives.
“Required Third Party Consent” has the meaning set forth in Section 5.4(c).
“Resolution Period” has the meaning set forth in Section 2.7(c).
“Retrocession Agreement” means the retrocession agreement between Cavello Bay Re and Maiden Re, which will be prepared based on the terms attached hereto as Exhibit C.
“Review Period” has the meaning set forth in Section 2.7(b).
“SAP” means, as to any Person, the statutory accounting principles and practices prescribed or permitted by the Governmental Authorities responsible for the regulation of insurance companies in the jurisdiction in which such Person is domiciled.
“SAP Financial Statements” has the meaning set forth in Section 3.6(b).
“Seller” has the meaning set forth in the Preamble.
“Seller Disclosure Schedule” has the meaning set forth in Article III.
“Seller Indemnified Parties” has the meaning set forth in Section 7.3.
“Shareholders’ Equity” means the shareholders’ equity of the Company calculated in accordance with the Balance Sheet Rules.

“Shares” has the meaning set forth in the Recitals.
“Software” means all computer software, including but not limited to application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media.
“Specified Employees” has the meaning set forth in Section 3.9(a) of the Seller Disclosure Schedule.
“Straddle Period” means any Tax period that begins before and ends after the Closing Date.
“Surviving Representations” means Section 3.6 (Financial Statements), Section 3.10 (Compliance with Laws) and Sections 3.22(b) (Actuarial Memoranda and Reserves).
“Target Shareholders’ Equity” means $349,500,000.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, workers’ compensation, disability, owned or leased real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, accumulated earnings, occupancy, personal holding company, ad valorem, estimated or other similar tax, duty, fee, assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not.
“Tax Authority” means the IRS and any other state, local or foreign Governmental Authority responsible for the administration of any Taxes.
“Tax Representations” has the meaning set forth in Section 7.1(a).
“Tax Return” means any federal, state, local or foreign tax return, declaration, report, claim for refund or information return or statement required to be filed with respect to or relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Treasury Regulations” means the regulations prescribed under the Code.
“Termination Date” has the meaning set forth in Section 9.1(d).
“Third Party Claim” has the meaning set forth in Section 7.6(a).
“Transaction Agreements” means this Agreement, the Novation Agreement, the Retrocession Agreement, the Transition Services Agreement and the Excess Loss Agreement.
“Transaction Balance Sheet” means the consolidated balance sheets of the Company as of December 31, 2017 and June 30, 2018, in each case, prepared in accordance with GAAP, applied consistently with past practice and attached hereto as Exhibit A.
“Transaction Balance Sheet Date” means December 31, 2017.
“Transition Services Agreement” means the transition services agreement among Purchaser or any applicable Affiliates, Seller and the Company, in substantially the form attached hereto as Exhibit D, with such changes as the Parties may agree between the date hereof and the Closing.
“Use” has the meaning set forth in Section 3.14(j).
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any applicable state or local mass layoff or plant-closing Law.
“Willful Breach” means a material breach of this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party with the knowledge that the taking of or the omission of taking such act would constitute a material breach of this Agreement.

“WISP” has the meaning set forth in Section 3.14(j).
Section 1.2 Rules of Construction.
(a) For the purposes of this Agreement, except to the extent that the context otherwise requires:
(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(iii) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(v) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(vii) if any action is to be taken by any Party pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;
(viii) references to a Person are also to its permitted successors and assigns;
(ix) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and as in effect from time to time, and also to all rules and regulations promulgated thereunder unless such reference is to a Law in existence as of a specified date;
(x) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, unless such reference is to a Contract in existence as of a specified date;
(xi) the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(xii) references to “$” or “dollars” shall refer to U.S. dollars unless specified otherwise; and
(xiii) wherever the phrase “ordinary course” is used in this Agreement in reference to the Business or the Company, such words shall be deemed to give effect to the entry into this Agreement and the transactions contemplated by the Transaction Agreements and any changes to the Business and the Company resulting therefrom.
(b) This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisors. It is the intention of the Parties that neither Party shall be considered the drafter hereof and that this Agreement not be construed more strictly with regard to one Party than to any other.
(c) Notwithstanding anything contained to the contrary in this Agreement, no change or announcement of a potential change or change in outlook (including any negative watch) in the financial strength or credit rating of the Company or any of its Affiliates or any of their respective securities shall affect the obligation of Purchaser or Seller to effect the Closing in accordance with the terms of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES
Section 2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller will sell, transfer, assign, convey and deliver to Purchaser, and Purchaser will purchase and accept from Seller, the Shares free and clear of all Encumbrances as contemplated in this Article II.
Section 2.2 Purchase Price. The purchase price to be paid to Seller for the Shares at the Closing shall be $321,500,000 (the “Base Purchase Price”), subject to adjustment as provided in Section 2.6 (the “Closing Purchase Price”), in accordance with Section 2.4(d). The Closing Purchase Price shall be subject to adjustment after the Closing as provided in Section 2.7 (the total consideration paid to Seller pursuant to this Section 2.2, as adjusted pursuant to Sections 2.6 and 2.7, the “Purchase Price”).
Section 2.3 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place by the exchange of documents by facsimile, PDF or other electronic means at 10:00 a.m. local time, fifteen (15) Business Days after the last of the conditions set forth in Article VI has been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided, that the Closing may be held at such other time or place as Purchaser and Seller mutually agree (the date on which the closing occurs, the “Closing Date”).
Section 2.4 Closing Deliveries. At the Closing:
(a) Purchaser shall cause Cavello Bay Re to execute and to deliver, and Seller shall, and shall cause Maiden Re to, execute and deliver the Novation Agreement, which shall provide for the novation of (i) the Affiliate Reinsurance Agreements and (ii) unless the Parties agree in writing otherwise, the 2012 ADC Contract, in each case from Maiden Re to Cavello Bay Re, and the Novation Agreement shall be in full force and effect and any payments required to be made under the Novation Agreement shall have been or will be made on the Closing Date.
(b) Purchaser shall cause Cavello Bay Re to execute and to deliver, and Seller shall cause Maiden Re to execute and deliver the Retrocession Agreement, which agreement shall provide for the retrocession of Liabilities under the Motors Reinsurance Agreement from Maiden Re to Cavello Bay Re, and the Retrocession Agreement shall be in full force and effect and any payments required to be made under the Retrocession Agreement shall have been or will be made on the Closing Date.
(c) Purchaser shall, and shall cause Cavello Bay Re to, execute and deliver, and Maiden Holdings, Ltd. shall, and Seller shall cause Maiden Re to, execute and deliver the Excess Loss Agreement, and the Excess Loss Agreement shall be in full force and effect.
(d) Purchaser will deliver or cause to be delivered to Seller:
(i) an amount equal to the Closing Purchase Price, by wire transfer of immediately available funds to such account as Seller may direct by written notice to Purchaser at least two (2) Business Days prior to the Closing Date;
(ii) a certificate, dated the Closing Date and duly executed by an authorized officer of Purchaser, that the conditions specified in Sections 6.2(c) and (d) have been fulfilled;
(iii) the Novation Agreement, duly executed by Cavello Bay Re;
(iv) the Retrocession Agreement, duly executed by Cavello Bay Re;
(v) the Excess Loss Agreement, duly executed by Purchaser and Cavello Bay Re; and
(vi) the Transition Services Agreement, duly executed by Purchaser (or any applicable Affiliates).

(e) Seller will deliver to Purchaser:
(i) stock certificate(s) evidencing the Shares, endorsed in blank or with an executed blank stock power attached sufficient to vest good and valid title to the Shares in Purchaser, free and clear of any Encumbrances;
(ii) written resignations or removal by Seller of all directors and officers of the Company, effective as of the Closing Date;
(iii) a certification in the form contained in Section 1.1445-2(b) of the Treasury Regulations to the effect that Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder;
(iv) a certificate, dated the Closing Date and duly executed by an authorized officer of Seller, that the conditions specified in Sections 6.1(c) and (d) have been fulfilled;
(v) the Novation Agreement, duly executed by Seller and Maiden Re;
(vi) the Retrocession Agreement, duly executed by Maiden Re;
(vii) the Excess Loss Agreement, duly executed by Maiden Holdings, Ltd. and Maiden Re; and
(viii) the Transition Services Agreement, duly executed by Seller (or any applicable Affiliates) and the Company.
Section 2.5 Withholding. Purchaser shall be entitled to deduct and withhold any Taxes required by Law to be deducted or withheld from any payments to Seller hereunder, provided that, at least three (3) Business Days prior to the making of any such deduction and withholding, Purchaser shall provide written notice to Seller of the amounts subject to deduction and withholding and shall reasonably cooperate with Seller to reduce or eliminate any such deduction and withholding. Any amounts so withheld or deducted shall be remitted to the applicable Tax Authority and treated as paid to Seller for all purposes of this Agreement.
Section 2.6 Closing Purchase Price. No later than five (5) Business Days prior to the anticipated Closing Date, Seller shall deliver to Purchaser (a) an unaudited balance sheet of the Company as of the last day of the month ended at least ten (10) Business Days immediately prior to the Closing Date (the “Estimation Date”), prepared in accordance with the Balance Sheet Rules (the “Estimated Closing Balance Sheet”), (b) Seller’s calculation of the Shareholders’ Equity as of the Estimation Date based on the Estimated Closing Balance Sheet (the “Estimated Closing Shareholders’ Equity”) and (c) the Closing Purchase Price calculated in accordance with the next succeeding sentence and the amount, if any, of any adjustment to the Base Purchase Price resulting therefrom. The Closing Purchase Price will equal the Base Purchase Price, adjusted as follows: (i) if the Estimated Closing Shareholders’ Equity is less than the Target Shareholders’ Equity, the Base Purchase Price shall be reduced dollar for dollar by an amount equal to the amount by which the Target Shareholders’ Equity exceeds the Estimated Closing Shareholders’ Equity; or (ii) if the Estimated Closing Shareholders’ Equity is greater than the Target Shareholders’ Equity, the Base Purchase Price shall be increased dollar for dollar by an amount equal to the amount by which the Estimated Closing Shareholders’ Equity exceeds the Target Shareholders’ Equity.
Section 2.7 Purchase Price Adjustment.
(a) No later than sixty (60) days after the Closing Date, Purchaser shall deliver to Seller (i) an unaudited balance sheet of the Company as of the Closing Date prepared in accordance with the Balance Sheet Rules (the “Closing Date Balance Sheet”), (ii) Purchaser’s calculation of the Shareholders’ Equity as of the Closing Date (the “Closing Date Shareholders’ Equity”) and (iii) the Closing Purchase Price calculated in accordance with Section 2.7(e).
(b) Seller shall have thirty (30) days from the date on which the Closing Date Balance Sheet is delivered to it to review the Closing Date Balance Sheet and the Closing Date Shareholders’ Equity (such period of time, the “Review Period”). The Closing Date Balance Sheet and the Closing Date Shareholders’ Equity shall become final and binding upon the Parties at 5:00 p.m. New York City time on the thirtieth (30th) day of the Review Period unless Seller gives written notice to Purchaser on or prior to such time (such written notice, a “Notice of Disagreement”) stating that it believes the Closing Date Balance Sheet or the Closing Date Shareholders’ Equity contains mathematical errors or was not prepared in accordance with the Balance Sheet Rules. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Purchaser by the time specified in the immediately preceding sentence, then the Closing Date Balance Sheet and the Closing Date Shareholders’ Equity (in each case, as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of (i) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date all disputed matters are finally resolved in writing by the Independent Accounting Firm.
(c) During the thirty- (30-) day period following the delivery of a Notice of Disagreement (such period of time, the “Resolution Period”), Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. In the event that Seller and Purchaser are unable to agree on any item or items specified in the Notice of Disagreement within the Resolution Period, each of Seller and Purchaser shall prepare separate written reports of such unresolved item or items and deliver such reports to the Independent Accounting Firm within fifteen (15) days after the expiration of the Resolution Period. The Parties shall use their respective commercially reasonable efforts to cause the Independent Accounting Firm to, as soon as practicable and in any event within fifteen (15) days after receiving such written reports, determine the manner in which such item or items shall be treated in the Closing Date Balance Sheet or the Closing Date Shareholders’ Equity, as the case may be; provided, however, that the dollar amount of each item in dispute shall be determined within the range of dollar amounts proposed by Seller, on the one hand, and Purchaser, on the other hand. The Parties acknowledge and agree that (i) the review by and the determinations of the Independent Accounting Firm shall be limited to, and only to, the unresolved item or items contained in the reports prepared and submitted to the Independent Accounting Firm by Seller and Purchaser and (ii) the determinations by the Independent Accounting Firm shall be based solely on (A) such reports submitted by Seller and Purchaser and the basis for Seller’s and Purchaser’s respective positions and (B) the Balance Sheet Rules. Seller and Purchaser agree to enter into an engagement letter with the Independent Accounting Firm containing customary terms and conditions for this type of engagement. The Parties shall use their commercially reasonable efforts to cooperate with and provide non-privileged information and documentation, including work papers, as the Independent Accounting Firm reasonably requests. Any such information or documentation provided by any Party to the Independent Accounting Firm shall be concurrently delivered to the other Party subject, in the case of the Independent Accounting Firm’s work papers, to such other Party entering into a customary release agreement with respect thereto. None of the Parties shall disclose to the Independent Accounting Firm, and the Independent Accounting Firm shall not consider for any purpose, any settlement discussions or settlement offers made by any of the Parties with respect to any objection under this Section 2.7. The determinations by the Independent Accounting Firm as to the item or items in dispute shall be in writing and shall be final, binding and conclusive, absent manifest error, for all purposes of determining the Purchase Price and shall have the same effect for all purposes as if such determinations had been embodied in a final judgment, entered by a court of competent jurisdiction, and either Party may petition the Delaware Courts to reduce such decision to judgment. The fees, costs and expenses of retaining the Independent Accounting Firm shall be borne by the non-prevailing Party. For purposes of the foregoing, the prevailing Party shall be deemed to be the Party that proposed the position closest in absolute dollar amount to the determination reached by the Independent Accounting Firm. Following the resolution of all disputed items (or if there is no dispute, promptly following the thirtieth (30th) day of the Review Period), Purchaser shall revise the Closing Date Balance Sheet or the Closing Date Shareholders’ Equity, as the case may be, to reflect the resolution of any disputed items (as so revised, or the Closing Date Balance Sheet delivered by Purchaser without revision if no Notice of Disagreement is timely received, the “Final Closing Date Balance Sheet”) and shall deliver a copy thereof to Seller. The Shareholders’ Equity as of the Closing Date and giving effect to the Closing reflected in such Final Closing Date Balance Sheet shall be referred to as the “Final Closing Shareholders’ Equity”.
(d) Each of Seller and Purchaser shall use commercially reasonable efforts to provide promptly to the other Party all non-privileged information as such other Party may reasonably request in connection with such other Party’s review of the Closing Date Balance Sheet, the Closing Date Shareholders’ Equity or the Notice of Disagreement, as the case may be, including all work papers of the accountants who audited, compiled or reviewed the Closing Date Balance Sheet, the Closing Date Shareholders’ Equity or the Notice of Disagreement (subject to, in the case of third-party accountants, the relevant Party entering into a customary release agreement on terms acceptable to the accountant), and shall otherwise cooperate in good faith with such other Party to arrive at a final resolution of the Closing Date Balance Sheet and the Closing Date Shareholders’ Equity.
(e) Effective upon the end of the Review Period (if a Notice of Disagreement is not timely received), or upon the resolution of all matters set forth in the Notice of Disagreement either by mutual agreement of the Parties or by the Independent Accounting Firm, the Closing Purchase Price shall be subject to adjustment as follows: (i) if the Final Closing Shareholders’ Equity is less than the Estimated Closing Shareholders’ Equity, the Closing Purchase

Price shall be reduced dollar for dollar by an amount equal to the amount by which the Estimated Closing Shareholders’ Equity exceeds the Final Closing Shareholders’ Equity, which amount shall be paid by Seller to Purchaser in accordance with the provisions of this Section 2.7(e); and (ii) if the Final Closing Shareholders’ Equity is greater than the Estimated Closing Shareholders’ Equity, the Closing Purchase Price shall be increased dollar for dollar by an amount equal to the amount by which the Final Closing Shareholders’ Equity exceeds the Estimated Closing Shareholders’ Equity, which amount shall be paid by Purchaser to Seller in accordance with the provisions of this Section 2.7(e). With respect to the adjustment to the Closing Purchase Price, if any, (A) in the case of clause (i) of this Section 2.7(e), Seller shall pay by wire transfer of immediately available funds, within ten (10) Business Days following the delivery of the Final Closing Date Balance Sheet, the amount of such adjustment together with interest thereon at the Prime Rate as in effect on the date of payment, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment, to an account or accounts designated by Purchaser in writing, and (B) in the case of clause (ii) of this Section 2.7(e), Purchaser shall pay by wire transfer of immediately available funds, within ten (10) Business Days following the delivery of the Final Closing Date Balance Sheet, the amount of such adjustment together with interest thereon at the Prime Rate as in effect on the date of payment, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment, to an account or accounts designated by Seller in writing. The Parties agree that any payments made pursuant to this Section 2.7(e) shall be treated for all Tax purposes as an adjustment to the Closing Purchase Price unless otherwise required by Law.
(f) Purchaser’s right to indemnification pursuant to Article VII shall not be deemed to limit, supersede or otherwise affect, or be limited, superseded or otherwise affected by, Purchaser’s rights under this Section 2.7, except to the extent such Loss is expressly taken into account or included in the calculation of the Final Closing Date Balance Sheet.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLER
Except as disclosed in the disclosure schedules delivered by Seller to Purchaser (the “Seller Disclosure Schedule”) simultaneously with the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section of the Seller Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Seller Disclosure Schedule to the extent the relevance of such item to such other section is reasonably apparent), Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:
Section 3.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, license, use, lease and operate its assets, properties and rights and to carry on its business as it is now being conducted.
Section 3.2 Authority; Non-Contravention; Approvals.
(a) Each of Seller and Maiden Re has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to perform its respective obligations and the transactions contemplated by the Transaction Agreements to which it is a party. The execution and delivery of the Transaction Agreements to which each of Seller and Maiden Re is a party and the performance by each of Seller and Maiden Re of its respective obligations and the transactions contemplated by the Transaction Agreements to which it is a party have been approved by its board of directors, and no other corporate or other proceedings on the part of either Seller or Maiden Re are necessary to authorize the execution and delivery of the Transaction Agreements to which it is a party, and the performance by each of Seller and Maiden Re of its respective obligations and the transactions contemplated by the Transaction Agreements to which it is a party. This Agreement has been duly executed and delivered by Seller, and on the Closing Date each of the other Transaction Agreements to which each of Seller and Maiden Re is a party will be, duly executed and delivered by Seller or Maiden Re, as applicable, and, assuming the due authorization, execution and delivery by each of the other parties to each of the Transaction Agreements, constitutes a legal, valid and binding obligation of Seller or Maiden Re, as applicable, enforceable against Seller or Maiden Re, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally or by general equitable principles.

(b) The execution and delivery by each of Seller and Maiden Re of the Transaction Agreements to which it is a party and the performance by it of its respective obligations and the transactions contemplated by the Transaction Agreements to which it is a party will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Seller, Maiden Re or the Company, (ii) except as set forth in Section 3.2(b) of the Seller Disclosure Schedule, require any consent of or other action by any Person under, result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, result in the creation or imposition of an Encumbrance (other than a Permitted Encumbrance) upon any property, assets or rights of Seller, Maiden Re or the Company pursuant to, or result in the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any Contract to which Seller, Maiden Re or the Company is now a party or by which any of their respective properties, assets or rights are bound or any Permit affecting the assets or business of the Company or (iii) violate any Law applicable to Seller, Maiden Re or the Company or any of their respective assets other than, in the case of clauses (ii) and (iii) above, as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
(c) Except as set forth in Section 3.2(c) of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery and performance of this Agreement or any other Transaction Agreement to which Seller or Maiden Re is a party or the consummation by Seller, Maiden Re or the Company of the transactions contemplated by the Transaction Agreements.
Section 3.3 Capital Stock of the Company.
(a) The authorized capital stock of the Company consists of 20,000 shares of common stock, of which only the Shares are issued and outstanding. Seller is the record and beneficial owner of the Shares and owns the Shares free and clear of all Encumbrances, except for any Encumbrances created by the Transaction Agreements. Upon the delivery of the Shares by Seller to Purchaser in the manner contemplated under Article II, and the payment by Purchaser of the Purchase Price to Seller, Purchaser will acquire the beneficial and sole and exclusive legal title to the Shares, free and clear of all Encumbrances, except for Encumbrances created or incurred by Purchaser or its Affiliates. All of the Shares have been duly authorized, validly issued, fully paid and are non-assessable, were offered, issued and sold in compliance with all applicable Laws, were not issued in violation of and are free of any preemptive rights, rights of first refusal or similar restrictions. There are no: (i) outstanding securities convertible into or exchangeable for equity interests of the Company; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer, purchase or sell any equity interests of the Company; (iii) voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of equity interests of the Company or (iv) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of any shares of capital stock of or other voting or equity interests of the Company.
(b) The Company does not directly or indirectly own any equity interest (nor has it agreed to acquire any such interest) in any other Person, except for investment assets held in the ordinary course of business that do not constitute an interest of more than 5% of the total equity interests in any such Person. The Company does not have any right to control or manage any other Person.
(c) The Company has no outstanding indebtedness for borrowed money, and there are no outstanding guarantees by the Company of indebtedness for borrowed money of any other Person. The Company has no outstanding bonds, debentures, notes or, other than as referred to in this Section 3.3, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
Section 3.4 Corporate Organization of the Company. The Company is duly organized, validly existing and in good standing under the laws of Missouri and has all necessary corporate power and authority to carry on its business as now being conducted and to own, use, lease and license its properties, assets and rights. The Company is duly qualified, licensed or admitted to do business and in good standing in every jurisdiction in which such qualification, licensing or admission is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it other than as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Seller has made available to Purchaser true, complete and correct copies of the certificate of incorporation, by-laws, corporate minute books and stock ledgers of the Company as currently in effect, and the Company is not in violation of any provision of such documents. At the Closing, all such documents will be in the possession of the Company or included in the Books and Records delivered or otherwise made available to Purchaser pursuant to the Transition Services Agreement or otherwise following the Closing.
Section 3.5 Taxes. Except as set forth in Section 3.5 of the Seller Disclosure Schedule:
(a) All income and other material Tax Returns required to be filed by, or on behalf of or with respect to, the Company have been duly and timely filed and are complete and correct in all material respects. All income and other material amounts of Taxes that have become due, whether or not shown as due on such Tax Returns, have been duly and timely paid. The Company has made all material withholdings of Taxes required to be made under all applicable United States, foreign, state and local Tax Law and regulations, and such withholdings have either been duly and timely paid to the proper Tax Authority or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Company.
(b) No written notices with respect to asserted or assessed deficiencies for any Tax have been received by the Company for any Tax periods that are unresolved as of the Closing Date, and no Tax Authority has threatened in writing to assert any such deficiencies. There is no audit, examination or investigation by any Tax Authority presently pending or, to the Knowledge of Seller, threatened with respect to the Company, and the Company is not a party to any action or proceeding by any Tax Authority or any judicial or administrative proceedings with respect to Taxes, nor has any such event been asserted or threatened in writing, and the Company is not currently pursuing an appeal of any Tax imposed against it.
(c) Seller has furnished or made available to Purchaser true, complete and correct copies of all income and other material Tax Returns filed by the Company and requested by Purchaser in writing for which the statute of limitations on assessment has not expired.
(d) Other than with respect to the affiliated group of which Seller is the parent, the Company (i) has not been a member of an affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes and (ii) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of law) or as a transferee or successor.
(e) No claim has been made in writing in the past two (2) years by a Tax Authority in a jurisdiction (whether within or without the United States) where the Company does not file a particular type of Tax Return or pay a particular type of Tax that the Company is or may be required to file such Tax Return or pay such type of Tax in that jurisdiction.
(f) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than a waiver or extension which is no longer in effect).
(g) The Company is not party to or bound by, nor has any liability for the Taxes of any Person under, any Tax sharing agreement or Tax indemnity agreement other than any such agreement not primarily related to Taxes.
(h) The Company has not participated in any transaction that, as of the date hereof, is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c).
(i) No private letter rulings or closing agreements have been applied for or obtained by the Company that will be binding on the Company or have any effect on the Tax Returns, Tax positions or other filings of the Company subsequent to the Closing Date.
(j) The Company has not been, nor will it be, required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 of the Code or any comparable provision under state, local or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) as a result of any prepaid amount received on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code or any comparable provision of state, local or foreign Tax Law.

(k) The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement. The Company is not a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.
(l) The representations and warranties in this Section 3.5, Section 3.6, Section 3.8 and Section 3.17 shall constitute the sole and exclusive representations and warranties regarding any Tax matters relating to the Company. Nothing in this Section 3.5 or otherwise in this Agreement shall be construed as a representation or warranty (i) with respect to the amount or availability of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of the Company or (ii) other than the representations and warranties in Section 3.5(g), Section 3.5(i) and Section 3.5(j), with respect to any taxable period (or portion thereof) beginning after the Closing Date.
Section 3.6 Financial Statements.
(a) Seller has heretofore delivered to Purchaser complete copies of the Transaction Balance Sheet. To the Knowledge of Seller, the left column of the Transaction Balance Sheet has been prepared in accordance with GAAP applied on a consistent basis as of its dates, except as set forth in the footnotes thereto and subject to the absence of other financial statements and notes required under GAAP and normal and recurring year-end adjustments. To the Knowledge of Seller, the Transaction Balance Sheet is based on the Books and Records, and fairly presents in all material respects the financial condition of the Company as of its dates. To the Knowledge of Seller, the Company (or its Affiliates on behalf of the Company) maintain a standard system of accounting established and administered in accordance with GAAP.
(b) Seller has heretofore delivered to Purchaser complete copies of the Annual Statements, both audited and unaudited, of the Company filed with the Domiciliary Regulator for the years 2015, 2016 and 2017, together with all exhibits and schedules thereto (the “Annual Statements”). Seller has furnished, and will furnish to Purchaser, as soon as practicable after their preparation (in each case to the extent filed with the Domiciliary Regulator prior to the Closing Date), complete and correct copies of each Quarterly Statement of the Company filed with the Domiciliary Regulator for periods up through the quarter ended June 30, 2018 and all exhibits and schedules thereto (the “Quarterly Statements”, and together with the Annual Statements, the “SAP Financial Statements”). To the Knowledge of Seller, the SAP Financial Statements of the Company have been prepared in accordance with SAP throughout the periods involved and in accordance with the Books and Records of the Company, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto. To the Knowledge of Seller, the SAP Financial Statements fairly present in all material respects the assets, liabilities, capital and surplus and statutory financial position of the Company, as of the dates thereof in accordance with SAP, applied consistently with past practice, and the results of its operations, changes in surplus and cash flows for each of the periods indicated, subject, in the case of the Quarterly Statements, to the absence of notes and normal year-end adjustments. Section 3.6(b) of the Seller Disclosure Schedule sets forth a complete list of all permitted practices used by the Company in the preparation of the SAP Financial Statements. To the Knowledge of Seller, all permitted practices have been approved by the Domiciliary Regulator in writing at or prior to the time used by the Company in connection with the applicable SAP Financial Statements and such approval is currently in effect without an expiration date. To the Knowledge of Seller, no material deficiency has been asserted by the Domiciliary Regulator with respect to any of the SAP Financial Statements that has not been resolved to the satisfaction of the Domiciliary Regulator prior to the date hereof.
(c) To the Knowledge of Seller, each of the balance sheets included in the Interim Financial Statements shall fairly present in all material respects the financial position of the Company as of its date and each of the statements of income and operations included in the Interim Financial Statements shall fairly present in all material respects the results of operations of the Company for the period therein set forth, in accordance with SAP applied on a basis consistent with the SAP Financial Statements.
Section 3.7 Undisclosed Liabilities. The Company has no Liabilities required to be set forth on a balance sheet prepared in accordance with GAAP, except (a) for Liabilities specifically reflected, disclosed or reserved against in the Transaction Balance Sheet or specifically disclosed in the notes thereto as of the Transaction Balance Sheet Date, (b) for Liabilities incurred after the Transaction Balance Sheet Date in the ordinary course of business consistent with past practice and (c) as set forth in Section 3.7 of the Seller Disclosure Schedule.
Section 3.8 Absence of Certain Changes, Events and Conditions. Except as disclosed in Section 3.8 of the Seller Disclosure Schedule, from the Transaction Balance Sheet Date to the date of this Agreement, the Company has conducted its business in the ordinary course (other than with respect to its activities in connection with the proposed sale of the Company and the negotiation, execution and performance of the Transaction Agreements and the strategic review process conducted by Maiden Holdings, Ltd.). Since the Transaction Balance Sheet Date to the date hereof, there has not been any event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
Section 3.9 Labor Relations.
(a) Section 3.9(a) of the Seller Disclosure Schedule is a complete and accurate list of all Employees as of the date hereof, listing: the name of the employer of the Employee, most recent hire or rehire dates, leave status as applicable, job title, location and the rate of annual compensation (including the portions thereof attributable to salary and target bonus, if applicable) as of the Interim Balance Sheet Date.
(b) There is no unfair labor practice, grievance, charge, arbitration, complaint, lawsuit, investigation or other employment-related proceeding pending or, to the Knowledge of Seller, threatened that would reasonably be expected to result in material Liability to the Company.
(c) The Company is not a party to, otherwise bound by, subject to or has any liability with respect to, any collective bargaining agreement, labor union Contract or other arrangement or understanding with a labor union or labor organization, and to the Knowledge of Seller, there are no unions or other organizations representing, purporting to represent or attempting to represent any Employees, nor to the Knowledge of Seller are there any activities or proceedings of any labor union or other Person seeking to organize any Employees. There is no labor strike, labor dispute, slowdown, work stoppage or lockout with respect to any Employees pending or, to the Knowledge of Seller, threatened against or affecting the Company that could reasonably be expected to result in material liability to the Company.
(d) The Company does not employ any of the Employees directly.
Section 3.10 Compliance with Laws. Except as disclosed in Section 3.10(a) of the Seller Disclosure Schedule, to the Knowledge of Seller, since January 1, 2016, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties, assets or rights in all material respects. Except as disclosed in Section 3.10(b) of the Seller Disclosure Schedule, the Company has not at any time since January 1, 2016, (i) received any written or, to the Knowledge of Seller, oral notice or other written or, to the Knowledge of Seller, oral communication from any Governmental Authority regarding any actual or alleged material violation of, or failure on the part of the Company to comply in all material respects with, any Law or (ii) to the Knowledge of Seller, been placed under investigation with respect to any material violation of any Law. To the Knowledge of Seller, the Company is not relying on any written exemption from or written deferral of any Law that would not be available to the Company after the Closing.
Section 3.11 Litigation, Arbitration and Proceedings. Except as disclosed in Section 3.11 of the Seller Disclosure Schedule, there (a) are no pending or, to the Knowledge of Seller, threatened, Actions against or otherwise affecting the Company or any of the Company’s properties, assets or rights, or any present or former officer, director or employee of the Company that has had, or would be reasonably be expected to have, a Business Material Adverse Effect, (b) is no Action challenging the validity or propriety of, or that have the effect of preventing, materially delaying or making illegal or otherwise interfering with any of the transactions contemplated by this Agreement or the other Transaction Agreements and (c) is no injunction, order, judgment, decree, award or regulatory restriction imposed upon the Company or any of the Company’s properties, assets or rights which (i) restricts the ability of the Company to conduct the Business in the ordinary course of business consistent with past practices, (ii) enjoins or would reasonably be expected to have the effect of preventing any of the transactions contemplated by this Agreement or the other Transaction Agreements or (iii) results in, or that would reasonably be expected to result in any loss to the Company, individually or in the aggregate, that has had, or would be reasonably be expected to have, a Business Material Adverse Effect.
Section 3.12 Permits.
(a) All Permits required for the Company to own or lease, operate and use their respective assets or properties or carry on and conduct business in each of the jurisdictions in which the Company conducts or operates business in the manner conducted as of the date hereof have been obtained by it and are valid and in full force and effect, except as would not reasonably be expected to result in any loss to the Company, individually or in the aggregate, that has had, or would be reasonably be expected to have, a Business Material Adverse Effect. The Company is, and at all times since January 1, 2016 has been, in material compliance with all of the terms and requirements of each such material Permit.

(b) With respect to the material Permits of the Company, the Company has not at any time since January 1, 2016 received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority regarding any actual or proposed revocation, suspension or termination of, or material modification to, any such material Permit, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority or that is no longer being pursued by such Governmental Authority following a response by the Company. The Company is not the subject of any regulatory, supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding and, to the Knowledge of Seller, no such proceeding is threatened.
(c) The Company is not a “commercially domiciled insurer” under applicable Law and is not otherwise treated as domiciled in a jurisdiction other than Missouri.
(d) All filings required to be made by the Company pursuant to applicable Law to any applicable Governmental Authority were timely filed and were, at the time of filing, true, complete and correct and in compliance with applicable Law in all material respects. No material deficiencies have been asserted by any Governmental Authority with respect to such filings that have not been remedied prior to the date hereof. Complete copies have been made available to Purchaser of the reports (or the most recent drafts thereof, to the extent any final reports are not available and such drafts have been provided to the Company), reflecting the results of any financial examinations or market-conduct examinations of the Company conducted by any Governmental Authority since January 1, 2016. Except as set forth in Section 3.12(d) of the Seller Disclosure Schedule, to the Knowledge of Seller, as of the date hereof, the Company is not subject to any pending financial or market conduct examination by any insurance regulator.
Section 3.13 Contracts and Other Agreements.
(a) Section 3.13(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all of the following Contracts to which the Company is a party or by which any of its material assets is bound other than Reinsurance Contracts and Contracts that will be terminated at or prior to the Closing without any Liabilities to the Company (each such Contract of the following types, whether or not listed in Section 3.13(a) of the Seller Disclosure Schedule, a “Material Contract”):
(i) all partnership, joint venture, shareholders’ or other similar Contracts with any Person;
(ii) all Contracts with a stockholder, director or officer of the Company (or any Affiliate of a director or officer (other than the Company)), other than employment agreements or customary confidentiality agreements and invention assignment agreements entered into with Employees generally, but including any Contract that would require the payment of a cash bonus to any director, officer or employee of the Company as a result of the consummation of the transactions contemplated hereby;
(iii) all Contracts that (A) contain provisions or covenants binding upon the Company that restrict the ability of the Company to engage in any line of business, to compete with any Person or to do business in any geographic area in a manner that is material to the Company or (B) grant any exclusive rights to make, sell or distribute the Company’s material products and services, or otherwise prohibit or limit in any material respect the right of the Company to develop, manufacture, market, sell or distribute any material products or services;
(iv) all Contracts under which the Company has advanced or loaned any funds in excess of $50,000 or has guaranteed any obligations of another Person in excess of $50,000 individually or in the aggregate;
(v) all Contracts (A) having a value per Contract, or involving payments by or to the Company in excess of $50,000 during the preceding twelve (12) months and (B) that cannot be cancelled or terminated by the Company on not more than ninety (90) days’ notice without penalty or premium increase;
(vi) all Contracts that are in respect of employment, compensation bonus, retention, severance pay, termination pay, change of control and deferred compensation, and other similar Contracts, between the Company and any Employee or consultant or contractor to the Company that are or may be a Liability for the Company;
(vii) all Contracts that relate to any settlement agreement, other than (A) releases immaterial in nature or entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the cessation of such employee’s or independent contractor’s employment with or services to the Company, (B) settlement agreements for cash only (which has been paid or accrued for) or (C) settlement agreements entered into more than two (2) years prior to the date of this Agreement under which the Company does not have any continuing obligations, liabilities or rights (excluding releases), in each case material to the Company;
(viii) (A) any Contract between the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand, (B) any guarantee by Seller or any Affiliate of Seller (other than the Company) in favor of or in respect of any obligations of the Company or (C) any Contract between the Company, on the one hand, and any director or officer of the Company (or any Affiliate of a director or officer (other than the Company)), on the other hand;
(ix) mortgages, indentures, loan or credit agreements, security agreements, suretyships, indemnities and other agreements and instruments relating to the borrowing of money or extension of credit to the Company or the direct or indirect guarantee by the Company of any obligation for borrowed money of any Person or any other liability of the Company in respect of indebtedness for borrowed money of any Person;
(x) any collective bargaining agreement;
(xi) Contracts and agreements with the ten (10) largest vendors (measured by total annual payments made to vendors) of the Company for the year ended December 31, 2017;
(xii) any Contract or agreement which relates to the acquisition or disposition by the Company of any business or operations, capital stock or assets of any Person or any real estate as to which there are any material ongoing obligations of the Company;
(xiii) any Contract or agreement providing the Company with the right to acquire, subscribe to, sell or otherwise dispose of the Shares or other interests of any other Person;
(xiv) any Contract or agreement relating to any material interest rate, derivatives or hedging transaction;
(xv) any investment advisory agreements or any other Contracts relating to investment management, investment advisory or subadvisory services to which the Company is a party;
(xvi) any third-party administration Contracts;
(xvii) any Contract that provides the counterparty thereto with any additional rights or the Company with any additional obligations in the event of a ratings downgrade of the Company;
(xviii) all Company IP Agreements;
(xix) any Contract under which the Company may become obligated to pay any brokerage or finder’s or similar fees or expenses in connection with the transactions contemplated hereby; and
(xx) all other Contracts material to the Company.
(b) As of the date of this Agreement, each Material Contract to which the Company is a party is in full force and effect and constitutes a legal, valid, binding agreement, enforceable against the Company and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally or by general equitable principles. None of the Company or, to the Knowledge of Seller, any other party to each such Material Contract is in material violation or breach of, or in material default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material default under, or permit the termination of, any such Material Contract. No Material Contract contains any provision which by its own terms would result in a modification of such Material Contract by reason of the consummation of the transactions contemplated hereby. Except as set forth on Section 3.13(b)(i) of the Seller Disclosure Schedule, the Company has not received written notice of the cancellation or termination of any Material Contract. Except as set forth on Section 3.13(b)(ii) of the Seller Disclosure Schedule, none of the Material Contracts contain any provision providing that the other party thereto may terminate, amend or alter the pricing or other terms thereof by reason of the transactions contemplated hereby.

(c) Seller has made available to Purchaser true, complete and correct copies of each Contract and Company IP Agreement set forth on Section 3.13(a) of the Seller Disclosure Schedule, together with all material amendments and supplements thereto.
Section 3.14 Intellectual Property.
(a) Section 3.14(a) of the Seller Disclosure Schedule lists all Company IP Registrations. The Company IP Registrations have been duly registered in, filed in or issued by the appropriate Governmental Authority where such registration, filing or issuance is necessary for the conduct of the Business as presently conducted, except as would not reasonably be expected to be material to the conduct of the Business. Each Company IP Registration is subsisting and, to the Knowledge of Seller, valid and enforceable.
(b) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property free and clear of Encumbrances, other than Permitted Encumbrances. Since January 1, 2016, the Company has not received any written communication from any Person asserting any ownership interest in any Company Intellectual Property.
(c) All Persons (including current and former employees and independent contractors) who create or contribute to any portion of, or otherwise would have rights in or to, Company Intellectual Property that is material to the conduct of the Business have executed written agreements that irrevocably assign to the Company all of their rights in and to such Company Intellectual Property, or the Company owns all such Company Intellectual Property pursuant to applicable Law.
(d) The Company has taken reasonable steps to (i) maintain the validity and enforceability of the material Company Intellectual Property and (ii) protect and preserve the confidentiality of all material confidential information and trade secrets used or practiced in the Business.
(e) Since January 1, 2016, the conduct of the Business has not been and is not infringing, misappropriating, diluting, violating or conflicting with the Intellectual Property rights of any Person, except for such infringements, misappropriations, dilutions, violations or conflicts that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the conduct of the Business. Since January 1, 2016, to the Knowledge of Seller, no Person has infringed, misappropriated, diluted, violated or conflicted with the Company Intellectual Property, except for such infringements, misappropriations, dilutions, violations or conflicts that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the conduct of the Business. Since January 1, 2016, neither Seller nor the Company has received any written communication alleging that the Company infringed, misappropriated, violated, diluted or conflicted with any rights relating to Intellectual Property of any Person.
(f) There are no claims pending or, to the Knowledge of Seller, threatened against the Company by any Person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of the Company Intellectual Property or by any of the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property.
(g) To the Knowledge of Seller, the Company, in the conduct of the Business, does not use or distribute any Software licensed, provided or distributed under any open source license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (“Open Source Software”) in any manner that would require any source code of the material Software owned by the Company to be disclosed, licensed for free, publicly distributed, attributed to any Person or dedicated to the public. To the Knowledge of Seller, the Company is in compliance with all terms and conditions of all relevant licenses (including all requirements relating to notices and making source code available to third parties) for all Open Source Software used in the Business.
(h) The IT Systems (i) are adequate and suitable (including with respect to working condition, security, performance and capacity) for the purposes for which they are being used or held for use and (ii) to the Knowledge of Seller, do not contain any Malware that would reasonably be expected to interfere with the ability of the Company to conduct the Business.
(i) The Company (i) has implemented, maintains and complies with commercially reasonable written security, business continuity and backup and disaster recovery plans and procedures with respect to the IT Systems and (ii) has taken commercially reasonable steps to test such plans and procedures on no less than an annual basis. Since

January 1, 2016, (A) there has been no material failure, breakdown, persistent substandard performance, unauthorized access or use or other adverse event affecting any of the IT Systems that has not been resolved and (B) the Company has not been notified by any third Person (including pursuant to an audit of the Business by such third Person) of, nor does Seller have any Knowledge of, any material data security, information security or other technological deficiency with respect to the IT Systems, in each case of (A) and (B), that has caused or could reasonably be expected to cause any material disruption to the conduct of the Business.
(j) Since January 1, 2016, (i) a privacy statement regarding the collection, retention, storage, protection, security, use, disclosure, distribution, transmission, maintenance and disposal (collectively, “Use”) of the personally identifiable information of individuals who are visitors to the websites or mobile applications of the Company (a “Privacy Statement”) has at all times been and is posted and accessible to individuals on each website or mobile application of the Company; (ii) the Company has adopted and maintains a written information security program (“WISP”) consistent with applicable Laws to govern the Use of all personally identifiable information of individuals Used by the Company; and (iii) the Company has been and is in material compliance with the Privacy Statements and WISP (as applicable to any given set of personally identifiable information collected by the Company) and with any and all applicable Laws.
(k) Since January 1, 2016, neither the Company, nor, to the Knowledge of Seller, any third Person working on behalf of the Company, has received any written claims, notices or complaints regarding the Company’s or such third Person’s information practices or the Use of any personally identifiable information of individuals, or alleging a violation of any individual’s privacy, personal or confidentiality rights under the Privacy Statement or otherwise from any Person or any other Governmental Authority. To the Knowledge of Seller, since January 1, 2016, there has been no material unauthorized access to personally identifiable information of individuals maintained by the Company.
Section 3.15 Real Property. The Company does not own any direct, indirect or beneficial interest in real property and does not have any Leases.
Section 3.16 Reinsurance Matters.
(a) Section 3.16(a) of the Seller Disclosure Schedule sets forth a complete list of all Reinsurance Contracts. Seller has made available to Purchaser true, complete and correct copies of the current version, as of the date hereof, of each Reinsurance Contract. As of the date of this Agreement, each Reinsurance Contract is in full force and effect and constitutes a legal, valid, binding agreement, enforceable against the Company and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally or by general equitable principles. Neither the Company nor, to the Knowledge of Seller, any other party to each such Reinsurance Contract is in material violation or material breach of, or in material default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material default under, or permit the termination of, any such Reinsurance Contract. Except as set forth on Section 3.16(a) of the Seller Disclosure Schedule, no Reinsurance Contract contains any provision which by its own terms would result in a modification of, or permit the counterparty to unilaterally terminate, recapture, amend or alter the pricing or other terms of, such Reinsurance Contract by reason of the consummation of the transactions contemplated by the Transaction Agreements. No consent is required from any party to a Reinsurance Contract in connection with the transactions contemplated by the Transaction Agreements. The Company has not received written or, to the Knowledge of Seller, oral notice of early termination of any Reinsurance Contract.
(b) Since January 1, 2016, to the Knowledge of Seller, (i) the financial condition of any reinsurer party to any Reinsurance Contract has not been materially impaired with the result that a default thereunder may reasonably be anticipated, (ii) there has not been any dispute with respect to any material amounts recoverable or payable by the Company pursuant to any Reinsurance Contract and (iii) no reinsurer party to a Reinsurance Contract has denied coverage in whole or in part with respect to any current or prospective material claim. All amounts owed under any Reinsurance Contracts have been timely paid in accordance with their terms. The Company is entitled under SAP to take full credit in its statutory financial statements for all amounts recoverable by it pursuant to any of its Reinsurance Contracts, and all such amounts are reflected in its statutory financial statements prepared in accordance with SAP applied on a consistent basis. All risks shown in the Company’s statutory financial statements as subject to reinsurance are reinsured as shown. The Company is not nor has it been a party to any separate written or oral agreements with reinsurers that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any Reinsurance Contract, other than the agreements and understandings that are explicitly set forth in such Reinsurance Contract.

(c) All Reinsurance Contracts, as of the date hereof, satisfy the requisite risk transfer criteria necessary to obtain reinsurance accounting treatment under Financial Accounting Standard No. 113 and Statement of Statutory Accounting Principle No. 62 or other accounting rules, as applicable.
(d) All reinsurers under Reinsurance Contracts as to which full limit losses are expected, including the “SRS fac claims”, have been notified of such expectation.
(e) Since January 1, 2016, the Company has timely paid all guaranty fund assessments that have been due, claimed or asserted by any state guaranty fund or association or by any Governmental Authority charged with the supervision of insurance companies in any jurisdiction in which the Company does business. Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, no claim or assessment is pending or, to the Knowledge of Seller, threatened against the Company by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, except for any such claims or assessments that are not and would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.
(f) Since January 1, 2016, all benefits due and payable under any Reinsurance Contract issued by the Company have been paid in accordance with the terms of the Reinsurance Contract under which such benefits arose, and such payments were not delinquent and were paid (or will be paid) without fines or penalties, except for (i) such benefits for which the Company (A) believes there is a reasonable basis to contest payment or (B) has established an appropriate reserve in respect thereof or (ii) such exceptions that have not had and would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.
Section 3.17 Employee Benefits and Related Matters.
(a) Section 3.17(a) of the Seller Disclosure Schedule contains a true, complete and correct list, as of the date of this Agreement, of each material Company Benefit Plan. None of the Company Benefit Plans is sponsored, maintained or contributed to by the Company. With respect to each material Company Benefit Plan, Seller has made available to Purchaser, to the extent applicable: (i) true, complete and correct copies of all plan documents and related trust agreements, insurance contracts or other funding arrangements; (ii) all current summary plan descriptions; and (iii) all material amendments and modifications to any such Company Benefit Plan. Neither Seller nor the Company has communicated to any Employee any intention or made any legally binding commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement, in either case that could reasonably be expected to materially increase the cost of providing compensation or employee benefits to the Employees.
(b) Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, any pension plan subject to Title IV or ERISA or Sections 412, 430 and 436 of the Code on behalf of any Employees. Within the six (6) years prior to the date of this Agreement, the Company has not incurred any liability or obligation by reason of having been an ERISA Affiliate of any Person that has not been satisfied in full.
(c) Except as could not reasonably be expected to result in any material liability or obligation to the Business, each Company Benefit Plan has been maintained, funded and administered in all respects in compliance with its terms and with all applicable Laws, including ERISA and the Code.
(d) The Company has not incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any Employee, except as required to avoid an excise Tax under Section 4980B of the Code or as may be required under any other applicable Law.
(e) Except as set forth on Section 3.17(e) of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement or the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof) will entitle any Employee to any enhanced compensation or benefit, and no Employee will, as a result of the consummation of the transactions contemplated by this Agreement, incur any Tax under Section 4999 of the Code.
(f) The Company is not, and has not ever been, a “covered health insurance provider” under Section 162(m)(6)(C)(i) of the Code.

Section 3.18 Environmental Laws. The Company is, and since January 1, 2016 has been, in material compliance with all applicable Environmental Laws, and possesses and is in material compliance with all Environmental Permits required under such laws for the conduct of the Business. To the Knowledge of Seller, there are no past, present or future events, conditions, circumstances, practices, plans or legal requirements that would prevent the Company from, or increase the burden on the Company in, complying in all material respects with applicable Environmental Laws or obtaining, renewing or complying in all material respects with all Environmental Permits required under such laws for the conduct of the Business. Neither Seller nor the Company has received any written or, to the Knowledge of Seller, oral communication alleging that the Company is not in compliance with, or has Liability relating to, any Environmental Laws. There is no Action pending or, to the Knowledge of Seller, threatened against or affecting the Company or the Business arising under Environmental Laws, and there are no outstanding orders, judgments, consent decrees, injunctions, determinations or awards against or affecting the Company or the Business arising under Environmental Laws. There are, and have been since January 1, 2016, no conditions at any property owned, operated or otherwise used by Seller or the Company in the conduct of the Business, or at any other location with respect to the Business, that would give rise to any material Liability of the Company under any Environmental Law.
Section 3.19 Brokers. No broker, finder, investment banker or other intermediary retained by or authorized to act on behalf of Seller or the Company is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement or any other Transaction Agreement.
Section 3.20 Anti-Money Laundering, OFAC and Anti-Bribery Compliance. Since January 1, 2016, the Company has been in compliance in all material respects with all requirements applicable to it regarding anti-money laundering and anti-terrorist rules and regulations. The operations of the Company are, and have been since January 1, 2016, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of other applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Action by or before any Governmental Authority involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of Seller, threatened. Neither the Company nor, to the Knowledge of Seller, any of the Company’s Representatives (solely to the extent acting in such capacity) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). Since January 1, 2016, neither the Company nor, to the Knowledge of Seller, any of the Company’s Representatives (solely to the extent acting in such capacity), has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company or (iii) to obtain special concessions for the Company or for special concessions already obtained by the Company.
Section 3.21 Transactions with Affiliates. Section 3.21 of the Seller Disclosure Schedule sets forth a true, complete and correct list of each Contract between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand (other than an Reinsurance Contract, an employment Contract or servicing agreements), in each case which will not be terminated at or prior to the Closing without any Liabilities to the Company. The Company does not directly or indirectly own or have the right or the obligation to acquire any interest or investment (whether debt or equity) in, or the obligation to make a capital contribution to or investment in any of its Affiliates.
Section 3.22 Actuarial Memoranda and Reserves.
(a) Seller has delivered to Purchaser a copy of the external reserve review reports for the years ended 2016 and 2017 prepared by Huggins Actuarial Services, Inc. for the benefit of the Company (together with any exhibits and appendices thereto, the “Actuarial Memoranda”) and each other material actuarial report prepared by actuaries, whether internal or external, with respect to the Business since January 1, 2016 and all attachments, addenda, supplements and modifications to the Actuarial Memoranda or such other actuarial reports.
(b) To the Knowledge of Seller, no data provided in connection with the preparation of the claims reserves set forth in the Actuarial Memoranda were inaccurate or incomplete in any material respect or contained any material Data Input Inaccuracies.
(c) The reserves and other liabilities for claims, losses (but not including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of the Company recorded in the Transaction Balance Sheet, as of the respective dates thereof, to the Knowledge of Seller (i) have been computed in accordance in all material respects with presently accepted actuarial standards consistently applied and were fairly stated, in accordance with sound actuarial principles, (ii) met in all material respects all requirements of applicable Law and regulatory requirements of the Company’s Domiciliary Regulator and (iii) have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such Transaction Balance Sheet.
Section 3.23 Producers. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, since January 1, 2016, to the Knowledge of Seller, (a) each Producer, at any time that it wrote, sold or produced Business for the Company, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold or produced such business, and no such Producer violated any term or provision of applicable Law relating to the writing, sale or production of Business for the Company, (b) no Producer has breached the terms of any agency or broker Contract with the Company or violated any applicable Law or policy of the Company in the solicitation, negotiation, writing, sale or production of business for the Company and (c) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as Producer for the Company or any enforcement or disciplinary proceeding alleging any such violation, in each case, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.
Section 3.24 Sufficiency of Assets. Except as disclosed in Section 3.24 of the Seller Disclosure Schedule, the assets that the Company will continue to have good and valid title to, or the right to use, following the Closing constitute all of the assets required for the conduct of the business and operations of the Company, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.
Section 3.25 Books and Records. All Books and Records have been maintained in all material respects in accordance with all applicable Laws and reasonable business practices. The Company has not received any written or, to the Knowledge of Seller, oral notice or allegation from any Governmental Authority that any of its Books and Records is incorrect or inaccurate in any material respect.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as disclosed in the disclosure schedules delivered by Purchaser to Seller (the “Purchaser Disclosure Schedule”) simultaneously with the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section of the Purchaser Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Purchaser Disclosure Schedule to the extent the relevance of such item to such other section is reasonably apparent), Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:
Section 4.1 Organization and Qualification of Purchaser and Purchaser Parent. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to own, license, use, lease and operate its assets, properties and rights and to carry on its business (including the Business) as it is now being conducted. Purchaser Parent is a corporation duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to own, license, use, lease and operate its assets, properties and rights and to carry on its business as it is now being conducted.
Section 4.2 Authority; Non-Contravention; Approvals.
(a) Each of Purchaser and Purchaser Parent has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to perform its respective obligations and the transactions contemplated by the Transaction Agreements to which it is a party. The execution and delivery of the Transaction Agreements to which each of Purchaser and Purchaser Parent is a party and the performance by each of Purchaser and Purchaser Parent of its respective obligations and the transactions contemplated by the Transaction Agreements to which it is a party have been approved by its board of directors, and no other corporate or other proceedings on the part of either Purchaser or Purchaser Parent are necessary to authorize the execution and delivery of the Transaction Agreements to which it is a party, and the performance by each of Purchaser and Purchaser Parent of its respective obligations and the transactions contemplated by the Transaction Agreements to which it is a party. This Agreement has been duly executed and delivered by each of Purchaser and Purchaser Parent, and on the Closing Date each of the other

Transaction Agreements to which each of Purchaser and Purchaser Parent is a party will be, duly executed and delivered by Purchaser or Purchaser Parent, as applicable, and, assuming the due authorization, execution and delivery by each of the other parties to each of the Transaction Agreements, constitutes a legal, valid and binding obligation of Purchaser or Purchaser Parent, as applicable, enforceable against Purchaser or Purchaser Parent, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally or by general equitable principles.
(b) The execution and delivery by each of Purchaser and Purchaser Parent of the Transaction Agreements to which it is a party and the performance by it of its respective obligations and the transactions contemplated by the Transaction Agreements to which it is a party will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Purchaser or Purchaser Parent, (ii) require any consent of or other action by any Person under, result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under or result in the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any Contract or other instrument of any kind to which Purchaser or Purchaser Parent is now a party or by which Purchaser, Purchaser Parent, any of their Affiliates or any of their respective properties, assets or rights are bound or (iii) violate any Law applicable to Purchaser, Purchaser Parent or any of their Affiliates other than, in the case of clauses (ii) and (iii) above, as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(c) Except as set forth in Section 4.2(c) of the Purchaser Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery and performance of this Agreement or any other Transaction Agreement to which Purchaser or Purchaser Parent is a party or the consummation by Purchaser or Purchaser Parent or their respective Affiliates of the transactions contemplated by the Transaction Agreements.
Section 4.3 Sufficient Funds. Purchaser has, and will have, on the Closing Date, funds sufficient to pay the Purchase Price and to perform its obligations with respect to the transactions contemplated by the Transaction Agreements and to pay all of its expenses incurred in connection therewith.
Section 4.4 Brokers. No broker, finder, investment banker or other intermediary retained by or authorized to act on behalf of Purchaser, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Agreement based upon arrangements made by or on behalf of Purchaser.
Section 4.5 Investment Intent. Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.
Section 4.6 Litigation, Arbitration and Proceedings. There are no pending or, to the Knowledge of Purchaser, threatened, Actions against or otherwise affecting Purchaser or its Affiliates that has had or would be reasonably be expected to have a Purchaser Material Adverse Effect. There is no injunction, order, judgment, decree, award or regulatory restriction imposed upon Purchaser or any of its Affiliates that, individually or in the aggregate, has had or would be reasonably be expected to have a Purchaser Material Adverse Effect.
ARTICLE V

COVENANTS
Section 5.1 Conduct of the Business.
(a) During the period from the date hereof to the Closing, except as expressly permitted or required by this Agreement, or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall cause the Company to use its reasonable efforts, in a manner consistent with past practices, to (i) comply in all material respects with all applicable Laws and (ii) settle claims, collect premiums, make regulatory filings, prepare financial statements, file Tax Returns and take such other ordinary course measures as may be necessary to preserve intact the business of the Company. Subject to the last sentence of this Section 5.1, from the date of this Agreement to the Closing, except as required by Law, expressly permitted, contemplated or required by this Agreement or as set forth in Section 5.1 of the Seller Disclosure Schedule, Seller shall cause the Company not to do any of the following without Purchaser’s written consent (such consent not to be unreasonably withheld, conditioned or delayed):
(i) sell, lease, encumber, transfer or otherwise dispose of any of its assets, properties or rights or acquire any assets, properties or rights having a purchase price, either individually or in the aggregate, in excess of $100,000, in each case other than purchasing and selling investments in the Company’s investment portfolio in accordance with the Investment Guidelines;
(ii) grant any new equity awards to any director, officer, employee or independent contractor of the Company;
(iii) take any intentional action that results in a material Encumbrance, other than a Permitted Encumbrance, being imposed on any asset, property or right of the Company;
(iv) enter into any agreement or commitment or make, authorize or commit to make any capital expenditures that exceed, individually or in the aggregate, $100,000, except for capital expenditures in the amounts and for the purpose set forth in the Company’s current capital expenditures budget as previously made available to Purchaser;
(v) forgive, cancel or compromise any material debt owed to the Company or claim of the Company, or waive or release any right of material value, or modify the terms of, or default under, any debt owed to the Company, in each case other than in connection with purchasing or selling investments in the Company’s investment portfolio in accordance with the Investment Guidelines;
(vi) make any loans, advances or capital contributions to any other Person or assume, grant, guarantee or endorse, pledge or otherwise secure any assets or property or otherwise become responsible for the obligations of any Person, in each case other than in connection with purchasing or selling investments in the Company’s investment portfolio in accordance with the Investment Guidelines;
(vii) (A) hire any individual, (B) before the Designated Employee Date, terminate the employment of any Employee other than a Specified Employee (including without limitation by transferring any Employee to a business or division other than the Business), other than a termination for misconduct or other acts constituting good cause, (C) on or after the Designated Employee Date, terminate the employment of any Designated Employee (including without limitation by transferring any Designated Employee to a business or division other than the Business), other than a termination for misconduct or other acts constituting good cause or (D) adopt any Employee Benefit Plan;
(viii) except in the ordinary course of business and consistent with past practice, enter into or assume any Contract or Company IP Agreement that would qualify as a Material Contract under Section 3.13(a);
(ix) modify or amend in any material respect, transfer or assign or terminate or recapture or commute, any Material Contract or Reinsurance Contract existing on the date hereof, or waive, release or assign any material rights thereunder, or enter into or assume any Contract that would, if entered into prior to the date hereof, have been a Material Contract (for the avoidance of doubt, this clause (ix) shall not restrict the Company from entering in a Contract that would, if entered into prior to the date hereof, have been a Reinsurance Contract);
(x) adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation consolidation, restructuring, recapitalization or other reorganization or create or acquire any subsidiaries;
(xi) issue, sell, convey, pledge, otherwise dispose of, encumber, repurchase, reclassify, split or redeem any capital stock or evidence of indebtedness or other securities, or grant any options, warrants, calls, rights or commitments or any other agreements of any character obligating it to issue any shares of capital stock or other equity interests in the Company or any evidence of indebtedness or other securities;
(xii) repurchase, redeem or otherwise acquire, or grant any rights or enter into any Contracts or commitments to repurchase, redeem or acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company, or declare, set aside, make or pay any dividend, disbursement or other distribution with respect to its capital stock or other securities or ownership interests;
(xiii) effect any recapitalization, reclassification or similar change in the capitalization of the Company;
(xiv) pay, settle or compromise any material Tax claim, audit or liability, amend any material Tax Return, make, change or revoke any material election related to Taxes, change any taxable period or any Tax accounting method, enter into any material agreement relating to Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case with respect to the Company;
(xv) modify or amend its certificate of incorporation or by-laws or take or authorize any action to wind up its affairs or dissolve, completely or partially liquidate, merge, consolidate, restructure, rehabilitate or otherwise reorganize;
(xvi) make any investment other than in accordance with the Investment Guidelines;
(xvii) merge or consolidate with any other Person or acquire any other Person or substantially all of the assets of any other Person or create any subsidiary;
(xviii) enter into a new line of business, abandon or discontinue an existing line of business or surrender or relinquish or discontinue any certificate of authority, or change in any material respect existing products or services;
(xix) abandon, modify, fail to renew, waive, terminate or let lapse any material Permit;
(xx) (A) increase (or undertake any obligations due to, or otherwise consent to, any material increase in) the salary, bonus or other compensation (including any severance, profit sharing, retirement or insurance benefits) payable to any Employee or the employee benefits of any Employee, other than increases in base salary to non-officer Employees in the ordinary course of business and consistent with past practice, (B) amend, revise or change Employee titles or (C) or enter into any Contract to do any of the foregoing, except in the case of each of (A)-(C) to the extent required by applicable Law;
(xxi) acquire or enter into any Lease or any direct or indirect interest in any real property;
(xxii) fail to pay or satisfy when due any material liability when due and/or consistent with past practice (other than any such liability that is being contested in good faith);
(xxiii) settle or compromise any excess of loss claim for an amount in excess of $250,000;
(xxiv) make any material change in its underwriting, reinsurance, claims administration, pricing, reserving, accounting or investment practices or policies, including changes to investment guidelines (except as required by Law, GAAP, SAP or applicable actuarial rules or changes in the interpretation by a Governmental Authority or enforcement thereof);
(xxv) make any material change in internal accounting controls or disclosure controls or procedures (except as required by Law, GAAP, SAP or applicable actuarial rules or changes in the interpretation by a Governmental Authority or enforcement thereof);
(xxvi) release or put up reserves or reduce or increase ultimate loss estimates for business underwritten on or prior to June 30, 2018; or
(xxvii) take, or agree or otherwise commit to take, any of the foregoing actions.
Notwithstanding anything to the contrary herein, nothing in this Section 5.1 shall restrict the Company in any way from purchasing and selling securities in its investment portfolio in accordance with the Investment Guidelines.

Section 5.2 Estimation of Loss Ratios. For business underwritten after June 30, 2018, Seller shall, and shall cause the Company to, estimate loss ratios for establishing loss reserves and unearned premium reserves in a manner consistent with past practice.
Section 5.3 Access to Information. From the date hereof until the Closing, Seller shall cause the Company to (a) provide Purchaser and its Representatives with reasonable access and right to inspect during normal business hours, upon reasonable prior notice, to all personnel, officers, employees, assets, premises, Contracts, documents and properties of the Company and the Books and Records and other information and data relating to the Company; (b) provide to Purchaser and its Representatives within twenty (20) Business Days after the end of each calendar month updated reinsurance balances receivable and back-up calculations of their component parts beginning with the June 30, 2018 balances receivable; (c) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request; (d) instruct the Representatives of the Company to cooperate with Purchaser in its investigation thereof; and (e) furnish Purchaser and its Representatives with all such information and data (including copies of Contracts, Company IP Agreements, Plans and other Books and Records) concerning the Company and operations of the Company as Purchaser or any of such Representatives reasonably may request in connection with such investigation, provided, however, that in each case such access and investigation shall be conducted in a manner as to not unreasonably interfere with the conduct of the business of the Company; provided, further, that (i) the auditors and outside accountants of the Company shall not be obligated to make work papers available unless Purchaser has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to such auditors or accountants, as applicable and (ii) Seller shall not be obligated to make any information available that would, in the reasonable judgment of Seller, with advice from legal counsel, (x) violate or jeopardize any applicable attorney-client or other similar legal privilege or (y) violate any applicable Law (including confidentiality provisions contained in Contracts). No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement.
Section 5.4 Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, prior to Closing, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, the transactions contemplated by this Agreement.
(b) Prior to Closing, Seller and Purchaser each shall use its reasonable best efforts to obtain as promptly as practicable all Permits required by law for Purchaser to conduct the Business following the Closing.
(c) Section 5.4(c) of the Seller Disclosure Schedule contains a list of those consents, approvals and agreements of any third Person other than a Governmental Authority that are required to be obtained in connection with the consummation of the transactions contemplated by the Transaction Agreements (the “Required Third Party Consents”). Seller and Purchaser will cooperate to, and Seller shall, and shall cause the Company to, use their respective reasonable best efforts to obtain as promptly as practicable the Required Third Party Consents; provided, however, obtaining such Required Third Party Consents shall not be a condition to Closing. With respect to any Required Third Party Consent that has not been obtained prior to the Closing, in the event that the Closing occurs, Seller shall continue to use reasonable best efforts to obtain any such Required Third Party Consent after the Closing until either such Required Third Party Consent has been obtained or Seller and Purchaser mutually agree, in good faith, that such Required Third Party Consent cannot reasonably be obtained.
(d) Purchaser and Seller shall promptly (and in no event more than twenty (20) Business Days after the date of this Agreement, unless in the reasonable judgment of Purchaser acting in good faith, after consultation with Seller, a limited extension of such deadline would be advisable in order to expedite the regulatory review process, in which case an extension of up to an additional ten (10) Business Days shall be granted) make all filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements, including Purchaser causing an appropriate change of control application pursuant to Section 382.095 of the Missouri Insurance Code to be filed with the Domiciliary Regulator with respect to the transactions contemplated by the Transaction Agreements; and Purchaser and Seller shall make any other filing that may be required to be filed by either of them under any applicable insurance, financial services or similar Law or by any Governmental Authority with jurisdiction over enforcement of any applicable insurance, financial services or similar Law. Purchaser shall provide a draft of the Missouri Insurance Code change of control application and all amendments thereto to Seller no less than five (5) Business Days prior to filing. The Parties shall consider in good faith the views and comments of one another on any filings with Governmental Authorities in connection with the transactions contemplated by the Transaction Agreements, including any amendments or supplements to such filings, and shall provide any such amendments or supplements to the other Party in advance of filing. Purchaser shall have responsibility for all filing fees payable in connection with filings with Governmental Authorities, including filing fees associated with the Missouri Insurance Code change of control application and any “Form E” or similar market share notifications. Notwithstanding anything to the contrary contained in this Agreement, whether in this Section 5.4(d) or otherwise, Purchaser shall not be obligated to take or refrain from taking or to agree to it or its Affiliates or the Company taking or refraining from any action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements would or would reasonably be likely to result in a Burdensome Condition.
(e) Subject to applicable Laws relating to the sharing of information, each of Seller and Purchaser shall promptly notify each other of any communication it receives from any Governmental Authority relating to the matters that are the subject of the Transaction Agreements and, to the extent practicable, permit the other Party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements, and promptly provide each other with copies of all correspondence or communications between such Party or any of its Representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand. No Party shall participate, agree to participate or permit its Representatives to participate or agree to participate, in any meeting with any Governmental Authority relating to the matters that are the subject of the Transaction Agreements unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent reasonably practicable and permitted by the applicable Governmental Authority, gives the other Parties the reasonable opportunity to attend and participate prior to participating in any meeting with any Governmental Authority in respect of such transactions. Seller and Purchaser shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Notwithstanding anything to the contrary in this Section 5.4, no Party nor any of its Affiliates shall be required to disclose to the other, or permit such other Party to participate in any communication or meeting with a Governmental Authority with respect to, (i) any information that in the reasonable judgment of such Party would result in the disclosure of any trade secrets of third parties or violate any of its contractual obligations or obligations with respect to confidentiality, (ii) any individual’s personal information (including personal financial information), (iii) any information with respect to the finances or organization of any direct or indirect shareholder of Purchaser, (iv) any privileged information or confidential competitive information or (v) subject matter that is primarily administrative and does not involve discussion of any material issues relating to the relevant approval process. No Party nor any of its Affiliates shall be required to comply with any of the foregoing provisions of this Section 5.4 to the extent that such compliance would be expressly prohibited by applicable Law.
Section 5.5 Notification.
(a) From the date hereof until the Closing, Seller shall promptly notify Purchaser in writing of:
(i) any fact, circumstance, event or action the existence, occurrence or taking of which, to the Knowledge of Seller, has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 to be satisfied;
(ii) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv) any Actions commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise that relates to the consummation of the transactions contemplated by this Agreement.
(b) From the date hereof until the Closing, Purchaser shall promptly notify Seller in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which, to the Knowledge of Purchaser, has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.2 to be satisfied;
(ii) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv) any Actions commenced or, to the Knowledge of Purchaser, threatened against, relating to or involving or otherwise that relates to the consummation of the transactions contemplated by this Agreement.
Section 5.6 Employee Matters.
(a) Not later than twenty (20) Business Days after the date hereof, Purchaser shall provide Seller a list of the Employees (which shall not include any Specified Employees or any individuals set forth on Section 5.6 of the Seller Disclosure Schedule) to whom Purchaser or one of its Affiliates shall make an offer of employment, effective as of the Closing, providing for compensation (excluding change-in-control or retention cash bonuses, if any) that is at least reasonably comparable to that provided to such Employee immediately prior to the Closing Date (the “Designated Employees”), and Purchaser or one of such Affiliates shall make such offers no later than ten (10) Business Days prior to the anticipated Closing Date to such Designated Employees effective at the Closing consistent with the terms and conditions specified in this Section 5.6(a). Each Employee who accepts such an offer of employment shall be referred to as a “Hired Employee.” Purchaser and its Affiliates shall be responsible for any and all compensation payable or benefits provided to the Hired Employees in respect of their services for and employment with Purchaser or one of its Affiliates from and after the Closing Date. None of the Company, Purchaser or any of their respective subsidiaries shall have any responsibility for, or Liability in respect of, (i) an Employee who does not become a Hired Employee or (ii) any of the Hired Employees in respect of their services for and employment with Seller or any of its Affiliates on or prior to the Closing Date.
(b) From and after the Closing, Purchaser shall provide each Hired Employee with eligibility for, and coverage under, the same employee benefit plans as it provides to similarly situated newly hired employees of Purchaser, subject to the Employees’ compliance with the same enrollment procedures as are applicable to newly hired employees (including any generally applicable waiting periods). Purchaser shall cause service of the Hired Employees (including for purposes of calculating the amount of paid time off and severance pay) to begin to be credited as of a date not later than the Closing Date.
(c) Seller shall cause each Hired Employee to be paid, as promptly as practicable after the Closing (or at such earlier times as required under applicable Law), the full amount of such Hired Employee’s accrued but unused paid time off as calculated under the applicable Employee Benefit Plan as of the Closing Date.
(d) After the Closing Date, Purchaser will be responsible for performing and discharging all requirements under the WARN Act and similar state and local Laws for the notification of Purchaser’s employees (including the Hired Employees) and state and local governmental bodies, to the extent applicable.
(e) This Section 5.6 shall be binding upon and inure solely to the benefit of each of the Parties and their successors and permitted assigns, and nothing in this Section 5.6, express or implied, shall be construed to confer upon any other Person (including Employees, Hired Employees or any other service providers to the Company), any benefit under or right to enforce the provisions of this Section 5.6, including any right to employment or continued employment for any period of time or any right to a particular term or condition of employment, or be construed as an amendment, waiver or creation of any benefit plan. Nothing contained herein, express or implied, shall be construed to establish, adopt, amend or modify any Company Benefit Plan or other benefit plan, program, policy, agreement or arrangement or otherwise to limit the right of Purchaser or the Company to (i) amend, modify or terminate any such benefit or compensation plan, program, policy, agreement or arrangement or (ii) terminate the employment of any Employee, at any time and for any reason, including without cause.
Section 5.7 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release by Purchaser Parent and Maiden Holdings, Ltd. reasonably acceptable to Purchaser and Seller; provided, however, that Purchaser, Seller and their respective Affiliates may otherwise disclose information about this Agreement and the transactions contemplated hereby as may be required by Law or by any listing agreement or rules with a national securities exchange or trading market (and in such case shall use commercially reasonable efforts to consult with the other Party prior to such release or statement) or to any Governmental Authority. The initial press release shall be published within one (1) Business Day of the execution and delivery of this Agreement. After the publication of the initial press release, until the Closing, neither Purchaser nor Seller nor any of their respective Affiliates shall issue or cause the dissemination of any press release or other public announcements or statements with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by Law or by any listing agreement with a national securities exchange or trading market (and in such case shall use commercially reasonable efforts to consult the other Party prior to such release or statement).
Section 5.8 Further Assurances; Post-Closing Cooperation.
(a) If any Party following the Closing shall have in its possession any asset, property or right that under this Agreement should have been delivered to the other Party (including the delivery of Books and Records to Purchaser), such Party shall promptly deliver such asset, property or right to the other Party.
(b) For five (5) years following the Closing, upon reasonable written notice, each Party will afford the other Party and its Representatives (i) in response to the request or at the direction of a Governmental Authority or (ii) as required for the preparation and reporting of financial statements or regulatory filings (A) such access during normal business hours as the other Party may reasonably request to books, records and other data and information relating to the Company and (B) the right to make copies and extracts therefrom at the cost of the Party requesting such copies and extracts. Anything to the contrary in Section 5.8(a) or (b) notwithstanding, (x) access rights pursuant to Section 5.8(a) or (b) shall be exercised in such manner as not to interfere unreasonably with the conduct of the business of the Party granting such access and (y) the Party granting access may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party, (B) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (C) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would violate applicable Laws. Purchaser and Seller shall reimburse the other Party for reasonable out-of-pocket costs and expenses incurred in assisting the other Party or their respective Affiliates pursuant to this Section 5.8. Purchaser or Seller shall be permitted to request approval by the paying Party for any such out-of-pocket costs and expenses in advance of incurring such cost and expenses.
(c) From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, maintain the confidence of any and all information, whether written or oral, concerning the Company or the Business that was obtained by virtue of ownership of the Company, except to the extent that Seller can show that such information (i) is generally available to the public through no fault of Seller, its Affiliates or their respective Representatives; (ii) is lawfully acquired by Seller, its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) to the extent that any of Seller, its Affiliates or their respective Representatives is required to disclose such information by judicial or administrative process or pursuant to applicable Law. If any of Seller, its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall, at the request and expense of Purchaser, use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information; provided, further, nothing herein shall prohibit any of Seller, its Affiliates or their respective Representatives from disclosing such information to (A) a Governmental Authority that has requested such information as part of a routine audit, inspection or other regulatory review process or (B) to their respective Representatives who agree to maintain the confidentiality of such information on similar terms as set forth herein.
(d) From and after the Closing, Purchaser shall, and shall cause the Company and the Affiliates and Representatives of Purchaser to, maintain the confidence of any and all information, whether written or oral, concerning Seller and any past Affiliate of Seller (other than information relating to the Company) obtained by virtue of Purchaser’s ownership of the Company from and after the Closing, except to the extent that Purchaser can show that such information (i) is generally available to the public through no fault of Purchaser, its Affiliates or their respective Representatives; (ii) is lawfully acquired by Purchaser, its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) to the extent that any of Purchaser, its Affiliates or their respective Representatives is required to disclose such information by judicial or administrative process or pursuant to applicable Law. If any of Purchaser, its Affiliates or their respective Representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, Purchaser shall promptly notify Seller in writing and shall disclose only that portion of such information which Purchaser is advised by its counsel in writing is legally required to be disclosed; provided that Purchaser shall, at the request and expense of Seller, use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information; provided, further, nothing herein shall prohibit any of Purchaser, its Affiliates or their respective Representatives from disclosing such information to (A) a Governmental Authority that has requested such information as part of a routine audit, inspection or other regulatory review process or (B) to their respective Representatives who agree to maintain the confidentiality of such information on similar terms as set forth herein.
Section 5.9 Interim Financial Statements and Financial Statement Cooperation.
(a) From the date of this Agreement through the Closing, Seller shall cause the Company to furnish promptly to Purchaser (i) following filing, a copy of each annual statement or quarterly statement filed by the Company with the Domiciliary Regulator after the date hereof, together in each case with any exhibits, schedules, amendments, supplements or notes thereto (collectively, the “Interim Financial Statements”) and (ii) following preparation, a copy of all periodic financial, actuarial and other reports relating to the Business prepared by Seller and its Affiliates in the normal course of business.
(b) The Interim Financial Statements shall be prepared from the Books and Records of the Company and, if required by applicable Law, shall be filed with the Domiciliary Regulator on forms prescribed or permitted by it. The Interim Financial Statements shall be prepared in conformity with SAP.
(c) From the date of this Agreement through the first anniversary of the Closing Date, Seller will cooperate (and prior to the Closing, will cause the Company to cooperate) with Purchaser to enable Purchaser to consolidate the financial statements of the Company into those of Purchaser as promptly as reasonably practicable after Closing and in a manner that will permit Purchaser to comply with its obligations under applicable Law, including applicable securities Laws.
Section 5.10 Resignations. Seller shall use all reasonable efforts to cause to be delivered to Purchaser on the Closing Date duly signed resignations or removals, effective immediately after the Closing, of those directors of the Company that are set forth in Section 5.10 of the Seller Disclosure Schedule.
Section 5.11 Consultation. During the period between the date hereof and the Closing, subject to any limitations arising under applicable Law, knowledgeable representatives of Seller and Purchaser shall participate in live or telephonic meetings on a regular basis at which (a) the Parties may discuss material operational developments and the general status of ongoing operations at the Company, (b) the Parties shall plan for the implementation of the transaction contemplated by this Agreement and Purchaser’s business plan in connection therewith and (c) the Parties shall plan for the integration of the Company with the other businesses and the financial and other reporting systems of Purchaser Parent to be implemented as promptly as reasonably practicable following the Closing. At all times, however, Seller and Purchaser shall continue to operate as two separate companies and Seller alone shall continue to control the Business until the Closing, subject to the terms of this Agreement.
Section 5.12 No Solicitation. Other than in connection with the RR Sale (as defined in the Seller Disclosure Schedule), Seller shall not, and shall cause each of its Affiliates, and shall use its reasonable best efforts to cause its and their respective Representatives not to, (a) directly or indirectly solicit or encourage any offer or expression of interest or inquiries or proposals for, knowingly assist, participate in or facilitate, or enter into or continue any Contract or any discussions with respect to, (i) the acquisition by any Person, directly or indirectly, of any of the Shares, or any material part of the business or assets of the Company, (ii) any merger, consolidation or combination with, or any bulk reinsurance transaction involving, the Company, (iii) the liquidation, dissolution or re‑organization the Company in any manner or (iv) any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any such acquisition, transfer, merger, consolidation, combination or reorganization or (b) furnish or permit to be furnished any non‑public information concerning the Company or its business and operations to any Person (other than Purchaser and its Representatives) or afford any Person (other than Purchaser and its Representatives) access to the properties, assets, books or records of the Company. Other than in connection with the RR Sale (as defined in the Seller Disclosure Schedule), Seller shall immediately terminate and cause to be terminated any existing activities, discussions or negotiations with any Person (and shall require such Person to return or destroy any confidential information relating to the Company in the possession of such Person) other than Purchaser and shall promptly notify Purchaser and deliver a copy of any inquiry or proposal received by Seller or any of its Affiliates or Representatives thereof with respect to any such transaction.
Section 5.13 Intercompany Balances. Seller shall, and shall cause its Affiliates to, take such action, including making such payments as may be necessary, so that, prior to or concurrently with the Closing, the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes and advances, regardless of their maturity, and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment, such that all such Liabilities shall be cancelled, terminated and extinguished and all obligations thereunder shall be discharged and released.
Section 5.14 Maiden Name. As soon as practicable following the Closing, Purchaser shall take such action as required to remove “Maiden” from the Company’s name and shall, and shall cause its Affiliates to, cease using the name “Maiden” in the Business or otherwise except as relates to the administration of the Reinsurance Contracts to the extent referring to the Company as the party named therein or the Business formerly being the business of the Company.
ARTICLE VI

CONDITIONS
Section 6.1 Conditions to Purchaser’s Obligations. The obligations of Purchaser to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a) All consents and approvals of any Governmental Authority set forth in Section 4.2(c) of the Purchaser Disclosure Schedule shall have been obtained and shall remain in full force and effect, and any waiting period applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.
(b) No statute, rule, regulation, order, decree, proceeding or injunction shall have been issued, enacted, entered, promulgated or enforced by a Governmental Authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.
(c) The Fundamental Representations made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on that date (except that representations or warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date and time). The representations and warranties made by Seller in this Agreement (other than any Fundamental Representations and without giving effect to any limitation set forth therein as to materiality or Business Material Adverse Effect, as applicable) shall be true and correct as of the Closing Date as though made on the Closing Date (except that representations or warranties that expressly relate to an earlier date need only be true and correct on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Business Material Adverse Effect.
(d) Seller shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.
(e) Purchaser will have received a certificate, dated the Closing Date and duly executed by an authorized officer of Seller, that the conditions specified in Sections 6.1(c) and (d) have been fulfilled.
(f) Since the date of this Agreement, (i) no event, occurrence, fact, circumstance, condition, effect or change shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect and (ii) any and all Liabilities under any Contract entered into by the Company that, if entered into prior to the date hereof, would have been a Reinsurance Contract shall have been fully retroceded to Seller or one of its Affiliates on terms reasonably satisfactory to Purchaser.
(g) Seller shall have made the deliveries required under Section 2.4(e).

Section 6.2 Conditions to Seller’s Obligations. The obligations of Seller to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a) All consents and approvals of any Governmental Authority set forth in Section 3.2(c) of the Seller Disclosure Schedule shall have been obtained and shall remain in full force and effect, and any waiting period applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.
(b) No statute, rule, regulation, order, decree, proceeding or injunction shall have been issued, enacted, entered, promulgated or enforced by a Governmental Authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.
(c) The representations and warranties made by Purchaser in this Agreement (without giving effect to any limitation set forth therein as to materiality or Purchaser Material Adverse Effect, as applicable) shall be true and correct as of the Closing Date as though made on the Closing Date (except that representations or warranties that expressly relate to an earlier date need only be true and correct on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect.
(d) Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.
(e) Seller will have received a certificate, dated the Closing Date and duly executed by an authorized officer of Purchaser, that the conditions specified in Sections 6.2(c) and (d) have been fulfilled.
(f) Purchaser shall have made the deliveries required under Section 2.4(d).
ARTICLE VII

SURVIVAL; INDEMNIFICATION
Section 7.1 Survival of Representations, Warranties, Covenants and Agreements.
(a) The representations and warranties of Seller and Purchaser contained in Sections 3.1 (Organization and Qualification of Seller), 3.2 (Authority; Non-Contravention; Approvals), 3.3 (Capital Stock of the Company; Ownership of Shares), the first sentence of 3.4 (Corporate Organization of the Company), 3.19 (Brokers); 4.1 (Organization and Qualification), 4.2 (Authority; Non-Contravention; Approvals) and 4.4 (Brokers) (collectively, the “Fundamental Representations”) and the representations and warranties of Seller contained in Section 3.5(g), Section 3.5(i) and Section 3.5(j) (the “Tax Representations”) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations. The Surviving Representations shall survive the Closing until April 30, 2019. The Non-Surviving Representations shall not survive the Closing and none of the Parties or their respective Affiliates or Representatives shall have any liability whatsoever with respect to any Non-Surviving Representation after the Closing.
(b) The covenants of the Parties contained in this Agreement shall survive until the first (1st) anniversary of the Closing Date unless a period of performance or compliance after the Closing is expressly required, in which case such covenants shall survive in accordance with their respective terms.
(c) Notwithstanding anything to the contrary contained herein, any breach of a Fundamental Representation, Surviving Representation or covenant in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.
Section 7.2 Indemnification of Purchaser. Seller shall indemnify and hold harmless Purchaser, its Affiliates (including the Company) and their respective successors and their respective shareholders and Representatives (collectively, the “Purchaser Indemnified Parties”) from and against Losses incurred by any Purchaser Indemnified Party and resulting or arising from or relating to (a) any inaccuracy in or any breach of any Fundamental Representation or

Surviving Representation made by Seller in this Agreement or in any certificate or instrument delivered by or on behalf of Seller with respect to a Fundamental Representation or Surviving Representation pursuant to this Agreement; (b) any breach of any covenant to be performed by Seller pursuant to this Agreement (other than any Tax covenant under this Agreement); (c) any payment due to an Employee under a Plan; or (d) any successful enforcement of the obligations contained in this Section 7.2 against Seller; provided, however, that the Purchaser Indemnified Parties’ rights to assert claims for Losses pursuant to this Section 7.2 shall be subject to the limitations set forth below in this Article VII.
Section 7.3 Indemnification of Seller. Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective successors and their shareholders and Representatives (collectively, the “Seller Indemnified Parties”) from and against Losses incurred by any Seller Indemnified Party and resulting or arising from or relating to (a) any inaccuracy in or any breach of any Fundamental Representation made by Purchaser in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser with respect to a Fundamental Representation pursuant to this Agreement; (b) any breach of any covenant to be performed by Purchaser pursuant to this Agreement; or (c) any successful enforcement of the obligations contained in this Section 7.3 against Purchaser; provided, however, that the Seller Indemnified Parties’ rights to assert claims for Losses pursuant to this Section 7.3 shall be subject to the limitations set forth below in this Article VII.
Section 7.4 Effect of Materiality Qualifier. For purposes of determining whether a breach of any representation or warranty made in this Agreement has occurred, each representation and warranty contained in this Agreement shall be read without regard to any “materiality,” “Business Material Adverse Effect,” “Purchaser Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representation or warranty, other than any use of the defined term “Material Contract”. For the avoidance of doubt, the provisions of the preceding sentence shall not be applied for the purposes of determining any Loss attributable to any such breach.
Section 7.5 Limitations.
(a) Subject to the additional limitations set forth below in this Section 7.5, Seller shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 7.2 and Purchaser shall not be liable to the Seller Indemnified Parties for indemnification under Section 7.3 unless and until the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, have incurred Losses in excess of 1.5% of the Purchase Price (the “Indemnity Threshold”) in the aggregate, in which case the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, shall be entitled to seek recovery for all Losses from the first dollar.
(b) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, shall have no right to indemnification for any Losses for which the Purchaser Indemnified Parties would otherwise be entitled pursuant to Section 7.2(a) or the Seller Indemnified Parties are entitled pursuant to Section 7.3(a), as applicable, with respect to, and the amount of Losses for purposes of determining whether the Indemnity Threshold has been reached shall exclude, any Losses attributable to any individual claim (or series of claims arising from the same events, facts or circumstances) that would otherwise be indemnifiable under Section 7.2(a) or Section 7.3(a), as applicable, unless such Losses exceed $50,000 (including the costs of investigation and defense thereof, including attorneys’ fees, experts’ fees and other disbursements), whereupon, subject to the terms, conditions and limitations set forth in this Agreement (including the Indemnity Threshold), the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, shall be indemnified for such Losses from the first dollar.
(c) Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Seller (i) under this Article VII for Losses indemnified under Section 7.2 resulting or arising from or relating to any inaccuracy in or breach of any of the Surviving Representations made by Seller in this Agreement or in any certificate or instrument delivered by or on behalf of Seller with respect to a Surviving Representation pursuant to this Agreement shall not exceed 10.0% of the Purchase Price and (ii) under this Article VII and Article VIII shall not exceed the amount of the Purchase Price, except, in the case of each of clauses (i) and (ii), (A) in the case of actual and intentional fraud on the part of Seller in connection with the transactions contemplated by this Agreement or (B) with respect to any liability for Taxes described in clause (b) of the definition of “Covered Taxes”. The maximum aggregate liability of Purchaser under this Article VII shall not exceed the amount of the Purchase Price except in the case of actual and intentional fraud on the part of Purchaser in connection with the transaction contemplated by this Agreement.
(d) Seller shall not be liable for any Losses pursuant to Section 7.2(b) in respect of any breach by Seller (i) that gave rise to the condition in Section 6.1(d) failing to be satisfied and (ii) of which Purchaser had Knowledge prior to the Closing.

(e) Notwithstanding the foregoing, the limitations set forth in Sections 7.5(a) and 7.5(b) shall not apply to Losses in respect of Taxes.
(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential, incidental, indirect, special or punitive damages of such other Party, or loss of future revenue, income or profits, other than indemnification for amounts paid or payable to third parties in respect of any Third Party Claim for which indemnification hereunder is otherwise required.
(g) Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, provided that any costs of such mitigation shall be Losses indemnified hereunder.
(h) Notwithstanding anything to the contrary in this Agreement, (i) Seller makes no representation or warranty with respect to, and nothing contained in this Agreement or in any other Transaction Agreement, document or instrument to be delivered in connection with the transactions contemplated hereby and thereby is intended or shall be construed to be a representation or warranty (express or implied) of Seller, for any purpose of this Agreement or any other Transaction Agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, and (ii) Purchaser Indemnified Parties shall have no right to indemnification for any Losses for which the Purchaser Indemnified Parties would otherwise be entitled pursuant to Section 7.2, in each case, with respect to (A) reserves for incurred but not reported losses of the Company, (B) the adequacy or sufficiency of the reserves of the Company or (C) the effect of the adequacy or sufficiency of the reserves of the Company on any “line item” or asset, liability or equity amount.
Section 7.6 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article VII shall be asserted and resolved as follows:
(a) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate or Representative of a Party (a “Third Party Claim”) against such Indemnified Party with respect to which indemnification is being sought against an Indemnifying Party under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) Business Days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise actually prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within fifteen (15) Business Days after receiving the Indemnified Party’s notice of claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks, as its primary remedy, an injunction or other equitable relief against the Indemnified Parties. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.6(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.6(b). If a firm offer is made to settle a Third Party Claim without the admission of culpability or leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party may do so; provided, that the Indemnifying Party must give written notice to that effect to the Indemnified Party.
(c) Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) Business Days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise actually prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have fifteen (15) Business Days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within ten (10) calendar days following the end of such fifteen (15) Business Day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d) Nothing in this Section 7.6 shall operate in any way to restrict or limit the ability of and timing for Seller or Purchaser to seek specific performance as provided in Section 10.9 for a Party’s failure to comply with any term or provision of this Agreement.
Section 7.7 Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.
Section 7.8 Treatment of Tax Benefits. The amount of any Losses for which indemnification is provided under this Article VII shall be reduced to take account of any Tax benefit (determined on a “with and without” basis), to the extent arising from the incurrence or payment of any such Loss, which such Tax benefit is actually realized by the Indemnified Party during the five (5) full tax years following the receipt of the indemnification payment, and the amount of such Losses shall be increased to reflect any Tax cost actually realized by the Indemnified Party during such period arising from the right to indemnification hereunder.
Section 7.9 Reservation of Rights. The rights and remedies of any party in respect of any inaccuracy or breach of any Fundamental Representation, Surviving Representation or covenant shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other Fundamental Representation, Surviving Representation or covenant as to which there is no inaccuracy or breach. Subject to Section 7.5(d), the Fundamental Representations, Surviving Representations and covenants of a Party and the other Party’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such other Party or its Representatives or by reason of the fact that other Party or its Representatives knew or should have known that any such Fundamental Representation, Surviving Representation or covenant is, was or might be inaccurate or by reason of such other Party’s waiver of any condition set forth in Section 6.1 or Section 6.2, as applicable.
Section 7.10 Exclusive Remedy. Subject to Section 10.9, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any Fundamental Representation, Tax Representation, Surviving Representation or covenant, shall be pursuant to the indemnification provisions set forth in this Article VII and Article VIII, except for claims arising from actual and intentional fraud on the part of a Party in connection with the transactions contemplated by this Agreement. Nothing in this

Section 7.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.
ARTICLE VIII

TAXES
Section 8.1 Tax Indemnity.
(a) Seller shall bear and pay, and reimburse, indemnify and hold harmless the Purchaser Indemnified Parties from, any and all Covered Taxes and other Losses in respect of Covered Taxes, other than to the extent such Covered Taxes were taken into account or included in the calculation of the Final Closing Date Balance Sheet.
(b) Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Sections 7.5(a) and 7.5(b) shall not apply to this Section 8.1.
(c) For purposes of this Agreement:
(i) For purposes of this Article VIII, in the case of any Taxes of the Company that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that shall be apportioned to the period ending on the Closing Date shall: (A) in the case of Taxes that are either (x) based upon or related to income, premiums or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (B) in the case of Taxes (other than those described in clause (A) above) that are imposed on a periodic basis with respect to the business or assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.1(c)(i) shall be computed by reference to the level of such items on the Closing Date. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.
(ii) All refunds of Taxes (including interest actually received thereon from a relevant Tax Authority) or credits in lieu of refunds for all Pre-Closing Tax Periods (other than to the extent such refunds or credits were taken into account or included in the calculation of the Final Closing Date Balance Sheet) shall be for the account of Seller, and Purchaser shall pay such amounts, less Purchaser’s reasonable out-of-pocket expenses incurred in connection with obtaining such refund or credit in lieu of refund and less any Taxes incurred by Purchaser, its Affiliates or the Company in connection with the receipt of such refund or interest to Seller if such refunds are received or such credits are realized by Purchaser, its Affiliates or the Company, no later than ten (10) Business Days after such refund is received or such credit in lieu of refund is realized by Purchaser, its Affiliates or the Company. Purchaser shall be entitled to all other refunds of Taxes (including interest received thereon from a relevant Tax Authority) in respect of any Taxes of the Company, and Seller shall pay such amounts to Purchaser if such amounts are received by Seller or any Affiliate thereof (less Seller’s out-of-pocket costs incurred in connection with obtaining such refund and less any Taxes incurred by Seller or its Affiliates in connection with the receipt of such refund or interest).
(iii) All payments due from Seller with respect to Taxes for which Seller has provided an indemnity therefor pursuant to this Agreement shall be paid to Purchaser and shall be made upon the later to occur of: (A) ten (10) Business Days following an agreement by Seller and Purchaser as to Seller’s liabilities for such Taxes or

(B) five (5) Business Days prior to the due date of the payment for the Taxes allocable to Seller pursuant to this Section 8.1, provided that Purchaser has notified Seller of such due date at least fifteen (15) Business Days prior to such due date.
Section 8.2 Post-Closing Tax Matters.
(a) Seller shall prepare and file, or cause to be prepared and filed, as required by applicable Law with the appropriate Tax Authority in a timely manner (taking into account applicable extensions), (i) all consolidated, combined, unitary, affiliated or similar Tax Returns that include the Company on the one hand and Seller or any Affiliate thereof on the other hand for all Pre-Closing Tax Periods and (ii) all other Tax Returns of the Company for all Pre-Closing Tax Periods (other than Straddle Periods), and shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns other than to the extent such Taxes were taken into account or included in the calculation of the Purchase Price. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law. Seller shall submit each such income and other material Tax Return described in clause (ii) above to Purchaser (together with schedules, statements and, to the extent requested by Seller, supporting documentation) for Purchaser’s review and comment at least thirty (30) days prior to the due date (including extensions) of such Tax Return or, in the case of any Tax Return other than an income Tax Return, if not practicable, as far in advance of such due date as is practicable. Seller shall consider in good faith any reasonable comments with respect to each such Tax Return made by Purchaser by the later of (x) ten (10) days prior to the due date (including extensions) of such Tax Return or (y) twenty (20) days after Purchaser’s receipt of such Tax Return from Seller, but in no event later than the due date (including extensions) of such Tax Return.
(b) Purchaser shall prepare and file, or cause to be prepared and filed, as required by applicable Law with the appropriate Tax Authority in a timely manner, all Straddle Period Tax Returns of the Company. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law. Purchaser shall submit each such income and other material Tax Return to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Purchaser and Seller shall negotiate in good faith and use their reasonable efforts to resolve such items. In the event of any disagreement that cannot be resolved between Purchaser and Seller, such disagreement shall be resolved by the Independent Accounting Firm, and any such determination by the Independent Accounting Firm shall be final. The fees, costs and expenses of retaining the Independent Accounting Firm for any such disputes shall be borne by the non-prevailing Party, as determined in accordance with Section 2.7(c). If the Independent Accounting Firm does not resolve any differences between Seller and Purchaser with respect to such Tax Return at least five (5) days prior to the due date therefor, such Tax Return shall be filed as prepared by Purchaser and amended to reflect the Independent Accounting Firm’s resolution. The preparation and filing of any Tax Return that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Purchaser.
(c) After the Closing, (i) without Purchaser’s consent (which shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall not permit any of its Affiliates to, amend any Tax Returns or change any Tax elections or accounting methods with respect to the Company relating to any Pre-Closing Tax Period to the extent such amendment or change could reasonably be expected to have a material cost to Purchaser or the Company and (ii) without Seller’s consent (which shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not permit any of its Affiliates (including the Company) to, (A) amend any Tax Return of the Company for a Pre-Closing Tax Period, (B) make or revoke any Tax election that could reasonably be expected to adversely affect the Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, (C) extend or waive the applicable statute of limitations with respect to a Tax of the Company for a Pre-Closing Tax Period, in the case of each of clauses (A)-(C) above, except to the extent required by applicable Law, (D) file any ruling request with any Tax Authority that relates to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, (E) enter or pursue a voluntary disclosure agreement with a Tax Authority with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period or (F) cause the Company to engage in a transaction on the Closing Date, that is outside of the ordinary course of business.
(d) Purchaser and Seller shall (and shall cause their respective Affiliates to) (i) provide the other Party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or claim for refund, the determination of a liability for Taxes or a right to refund of Taxes or the conduct of any audit or other examination by any Tax Authority or any judicial or administrative proceeding relating to Taxes and (ii) retain (and provide the other Party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, claim for refund, Tax determination, audit, examination or proceeding. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations made by Tax Authorities and records concerning the ownership and tax basis of property, which either Party may possess. Seller shall retain all Tax Returns (and all accompanying schedules and related workpapers) relating to or with respect to which the Company was included until the expiration of the applicable statute of limitations. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Except as otherwise provided in this Agreement, the Party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs. Any information obtained under this Section 8.2(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other proceeding. Purchaser and Seller agree that the sharing of information and cooperation contemplated by this Section 8.2(d) shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.
(e) Purchaser shall promptly notify Seller in writing upon receipt by the Company or Purchaser or any of their Affiliates of notice of any Tax audits, examinations, assessments or proceedings relating to Pre-Closing Tax Periods or that could reasonably be expected to give rise to a liability for which Seller is responsible under Section 8.1, provided that, with respect to any Straddle Period, Seller shall control only the portion of such audit, examination, assessment or proceeding that relates to Taxes for which it could reasonably be expected to be responsible under this Agreement, and provided further that Purchaser’s failure so to notify Seller shall not limit Purchaser’s rights under this Article VIII except and only to the extent Seller forfeits rights or defenses or is otherwise actually prejudiced by such failure. Except as otherwise provided herein, Seller shall control any such Tax audit, examination or proceeding and shall, with respect to any issue that could reasonably be expected to materially affect Purchaser, (i) notify Purchaser of significant developments and keep Purchaser reasonably informed and consult with Purchaser as to the resolution of such issue, (ii) give to Purchaser a copy of any Tax adjustment proposed in writing with respect to such issue and copies of any other written correspondence with the relevant Tax Authority relating to such issue, (iii) not settle or compromise such issue without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed and (iv) otherwise permit Purchaser to participate in such Tax audit, examination or proceeding, at Purchaser’s own expense.
Section 8.3 Transfer Taxes. Seller and Purchaser shall each be responsible for fifty percent (50%) of any transfer taxes imposed by any foreign, federal, state, local or other Tax Authority as a result of the consummation of the transactions contemplated by this Agreement. The Party responsible under applicable Law shall timely file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by Law, the other Party shall join in the execution of such filings. The expense of such filings shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.
Section 8.4 Tax Sharing Agreements. All tax sharing agreements or arrangements among and between Seller and the Company, whether or not written, if any, shall be terminated immediately prior to the Closing Date and shall have no continuing force or effect. Seller and the Company shall, unless otherwise directed by Purchaser, shall use commercially reasonable efforts to terminate any power of attorney granted by or on behalf of Seller or the Company, and any such terminated power of attorney shall have no continuing force or effect after the Closing Date.
Section 8.5 Certain Elections. To the extent permitted under Treasury Regulations Section 1.1502-36, Seller shall make or cause to be made Tax elections (including on a protective basis) so that the Company shall not suffer any reduction in tax basis of assets pursuant to Treasury Regulations Section 1.1502-36. Seller and Purchaser, as applicable, shall not make or permit to be made any election under Section 336(e) or Section 338 of the Code with respect to the disposition of the Shares hereunder.
Section 8.6 Overlap. Notwithstanding any other provision of this Agreement, neither the limitations under Section 7.5(a) nor Section 7.5(b), nor the procedures under Section 7.6, shall apply to claims arising under this Article VIII. To the extent of any inconsistency between this Article VIII and Article VII, this Article VIII shall control as to Tax matters. All covenants contained in this Article VIII shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

ARTICLE IX

TERMINATION OF AGREEMENT
Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing by:
(a) the mutual written agreement of Seller and Purchaser;
(b) either Seller or Purchaser, if any Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have performed in all material respects its obligations under this Agreement at the time of such termination;
(c) either Seller or Purchaser, in the event of a material breach by the non-terminating Party of any representation, warranty, covenant or agreement contained in this Agreement, which breach (i) cannot be or has not been cured by such non-terminating Party within twenty (20) Business Days following written notification thereof by the terminating Party or, if earlier, by the Termination Date and (ii) would entitle the terminating Party not to consummate the transactions contemplated hereby under Article VI; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall not be in material breach of any representation, warranty, covenant or agreement contained in this Agreement at the time of such termination; or
(d) either Purchaser or Seller if the Closing shall not have been consummated on or before the date that is twelve (12) calendar months from the date of this Agreement (the “Termination Date”); provided, however, that this Agreement shall not be terminated pursuant to this Section 9.1(d) by any Party whose breach of any of its obligations under this Agreement in any material respect results in the failure of the Closing to be consummated prior to the Termination Date.
Section 9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, including written notice of termination having been given pursuant to Section 10.1, this Agreement will forthwith become null and void and have no further effect, without any liability on the part of any Party or its Affiliates or Representatives, except that (a) the provisions of this Section 9.2 and Article X hereof shall remain in full force in effect and (b) nothing in this Agreement will relieve any Party from any liability resulting from such Party’s Willful Breach of this Agreement.
ARTICLE X

MISCELLANEOUS
Section 10.1 Notices. All notices, requests, consents, waivers, demands and other communications under this Agreement shall be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses or email addresses (or at such other addresses or email addresses for a Party as shall be specified by the notice given in accordance with this Section 10.1):
If to Seller:
Maiden Holdings North America, Ltd.
6000 Midlantic Drive

Mt. Laurel, NJ 08054
Email: lmetz@MaidenRe.com
Attention: Lawrence F. Metz
With a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Ellen Ching / Adam M. Givertz
Email: eching@paulweiss.com / agivertz@paulweiss.com
If to Purchaser:
Enstar Holdings (US) LLC
150 2nd Avenue North, 3rd Floor
St. Petersburg, FL 33701
Attention Paul Brockman, CEO
Email:  Paul.Brockman@enstargroup.com
With copies (which shall not constitute notice) to:
Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103
Attention: Robert C. Juelke
Email: Robert.Juelke@dbr.com

If to Purchaser Parent:
Enstar Group Limited
Windsor Place, 3rd Floor
22 Queen Street
Hamilton HM JX Bermuda
Attention: Paul J. O’Shea, President
Email:  Paul.O’Shea@enstargroup.com
With copies (which shall not constitute notice) to:
Drinker Biddle & Reath LLP
One Logan Square, Suite. 2000
Philadelphia, PA 19103
Attention: Robert C. Juelke
Email: Robert.Juelke@dbr.com

Section 10.2 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Confidentiality Agreement and the other Transaction Agreements supersede all prior and contemporaneous discussions and agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement among the Parties with respect to the subject matter of this Agreement.
Section 10.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation, execution and closing of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of their respective Representatives.
Section 10.4 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver (a) of the same or any other term or condition of this Agreement on any future occasion or (b) in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.5 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
Section 10.6 No Third Party Beneficiary. Except for the rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties pursuant to Articles VII and VIII, as to which they are express third-party beneficiaries, the terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Articles VII and VIII.
Section 10.7 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any Party by operation of law or otherwise without the prior written consent of the other Party and any attempt to do so will be void; provided, however, that Purchaser may assign to any Affiliate without consent of Seller; provided, further, that no such assignment shall relieve Purchaser of any of its obligations hereunder. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.
Section 10.8 CONSENT TO JURISDICTION; SERVICE OF PROCESS; NO JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY OR, IF SUCH COURT DOES NOT HAVE OR ACCEPT JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND, IN THE CASE OF APPEALS, APPROPRIATE APPELLATE COURTS THEREFROM (SUCH COURTS, THE “DELAWARE COURTS”), IN RESPECT OF ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 10.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF THE DELAWARE COURTS OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 10.1. Such service of process shall have the same effect as if the Party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The Parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any Party to service process in any other manner permitted by Law or to commence an Action or otherwise proceed against the other Party in any other jurisdiction to enforce judgments or rulings of the aforementioned courts. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

Section 10.9 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
Section 10.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
Section 10.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
Section 10.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument. Each Party may deliver its executed counterpart by electronic mail, and such delivery shall have the same legal effect as hand delivery of an originally executed counterpart.
Section 10.13 Purchaser Parent Guarantee. Purchaser Parent fully, irrevocably and unconditionally guarantees to Seller the full and timely compliance with and performance of all agreements, covenants and obligations of Purchaser under this Agreement (collectively the “Guaranteed Obligations”). All payments made by Purchaser Parent under this Section 10.13 shall be made without reduction, whether by offset or otherwise, except in all cases to the extent of any and all defenses to payment or performance or offset rights which may be available to Purchaser. Purchaser Parent’s guarantee hereunder is a guaranty of payment, performance, and collection. Purchaser Parent whereby waives any right to require Seller to bring an Action against Purchaser concurrently with, or as a condition precedent to, any Action against Purchaser Parent. Purchaser Parent is the indirect owner of 100% of the equity of Purchaser, and will derive substantial economic benefit from the transactions contemplated by this Agreement, and Seller’s willingness to enter into this Agreement and to perform its obligations hereunder is based, in part, on Purchaser Parent’s guarantee contained in this Section 10.13. Purchaser Parent assumes all responsibility for being and keeping itself informed of Purchaser’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Purchaser Parent assumes and incurs under this Section 10.13 and agrees that Seller shall not have any duty to advise Purchaser Parent of any breach of the Guaranteed Obligations or of information known to Seller regarding those circumstances or risks. If Purchaser Parent or any of its successors or assigns shall consolidate or amalgamate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, and any Guaranteed Obligations remain outstanding, as a pre-condition to any such consolidation, amalgamation or merger the successors and assigns of Purchaser Parent shall immediately assume all of the liabilities and obligations of Purchaser set forth in this Section 10.13, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
ENSTAR HOLDINGS (US) LLC
By: /s/ Paul Brockman
Name: Paul Brockman
Title: President and CEO
ENSTAR GROUP LIMITED
(solely for the purposes of Section 10.13)
By: /s/ Paul O’Shea
Name: Paul O’Shea
Title: President
MAIDEN HOLDINGS NORTH AMERICA, LTD.
By: /s/ Lawrence F. Metz
Name: Lawrence F. Metz
Title: Executive Vice President, General Counsel
and Secretary

Exhibit 99.1

PRESS RELEASE

Maiden Holdings Announces Sale of U.S. Treaty Reinsurance Renewal Rights to TransRe and Update on Strategic Review

PEMBROKE, Bermuda, August 29, 2018 -- Maiden Holdings, Ltd. (NASDAQ: MHLD) (“Maiden” or the “Company”) announced today that it has sold the renewal rights in respect of its U.S. treaty reinsurance underwriting business to Transatlantic Reinsurance Company (“TransRe”).

The transaction, which has now closed, does not include any of the Bermuda underwriting elements of Maiden’s portfolio including its AmTrust Business or its International Insurance Services and Capital Solutions businesses in Europe, which forms the significant majority of Maiden’s existing business and will remain as part of its on-going business.
The Company also reported that in connection with its previously announced strategic review, it is in advanced discussions regarding the sale of its wholly-owned subsidiary, Maiden Reinsurance North America, Inc. (“MRNA”) to a third party. The transaction would cover approximately $1.1 billion of loss and LAE reserves as of June 30, 2018. Readers are cautioned that such discussions may or may not lead to an agreement to sell MRNA. The Company does not expect to disclose any further developments unless and until it determines that further disclosure is appropriate or required.
The completion of the sale of the renewal rights begins the process of simplifying Maiden’s operations, and along with anticipated restructuring and related expense reductions, are expected to improve its business performance and profitability, and significantly reduces the amount of capital required for Maiden’s operations.
“The announcement of this transaction represents an important step in Maiden’s continuing strategic review process and we believe this transaction will increase our financial flexibility, improve our operating efficiency and profitability and broaden our ability to allocate capital to future strategies, which in turn will create value for our shareholders.” said Lawrence F. Metz, Maiden’s President and Chief Executive Officer designate.
Metz continued: “We are deeply grateful to the Maiden team for their continued efforts in this challenging environment and, prospectively, we will coordinate closely with clients to ensure a smooth transition.”

Exhibit 99.2

PRESS RELEASE

Maiden Holdings Announces Sale of U.S. Diversified Business to Enstar Holdings (US) LLC

PEMBROKE, Bermuda, August 31, 2018 -- Maiden Holdings, Ltd. (NASDAQ: MHLD) (“Maiden” or the “Company”) announced today that it has entered into an agreement to sell Maiden Reinsurance North America, Inc. (“MRNA”), the Company’s U.S. domestic insurance company, to Enstar Holdings (US) LLC (“Enstar”) for net proceeds of $307.5 million and subject to certain closing adjustments. Including the sale of MRNA, approximately $1.3 billion of legacy reinsurance liabilities for Maiden’s U.S. Diversified Business will be sold and novated to Enstar as part of the transaction.

The transaction, which is expected to close in the fourth quarter of 2018, does not include any of the Bermuda underwriting elements of Maiden’s portfolio including its AmTrust Business or its International Insurance Services and Capital Solutions businesses in Europe, which forms the significant majority of Maiden’s existing business and will remain as part of its on-going business.
“Today’s announcement of the sale of MRNA represents another step in our continuing strategic review. This transaction will broaden our ability to manage and allocate capital as we move forward, and will create value for our shareholders,” said Lawrence F. Metz, Maiden’s President and Chief Executive Officer designate.

Patrick J. Haveron, Maiden’s Chief Financial Officer and Chief Operating Officer designate said: “Today’s announcement along with our previously announced renewal rights transaction will further enhance our capital position. We are moving immediately to improve profitability by implementing additional operational efficiencies and expense reductions through the end of 2018, and we expect to provide further updates as we move forward.”

About Maiden Holdings, Ltd.
Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through its subsidiaries, which are each A- rated (excellent) by A.M. Best, the Company is focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of June 30, 2018, Maiden had $6.7 billion in assets and shareholders' equity of $1.1 billion.

Advisors

BofA Merrill Lynch is acting as exclusive financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to Maiden in connection with the transaction.

About Maiden Holdings, Ltd.
Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through its subsidiaries, which are each A- rated (excellent) by A.M. Best, the Company is focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of June 30, 2018, Maiden had $6.7 billion in assets and shareholders' equity of $1.1 billion.

Forward Looking Statements
This Current Report on Form 8-K contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company, including forward-looking statements with respect to the closing of the transactions contemplated by the Transaction Agreement, the benefits expected to be derived from the transactions contemplated by the Transaction Agreement, the Renewal Rights Agreement and the transactions contemplated thereby, as well as the announcement of expected operational efficiencies and expense reductions. Readers are cautioned that actual results may differ materially from those projected as a result of significant risks and uncertainties, including delay in the receipt of regulatory approvals (if received), delay in achieving improvements (if any) in the Company’s business results and financial positions, non-receipt of expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions and unusual frequency of storm activity, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 as updated in periodic filings with the SEC. However these factors should not be construed as exhaustive. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACT:
Bill Horning, Senior Vice President, Investor Relations
Maiden Holdings, Ltd.
Phone: 856.359.2532
E-mail: bhorning@maiden.bm